     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 1996

                                                       REGISTRATION NO. 333-3582
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        COLLAGENEX PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         2834                        52-1758016
   (STATE OF INCORPORATION)     (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
                                 CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

                             301 SOUTH STATE STREET
                               NEWTOWN, PA 18940
                                 (215) 579-7388
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                           BRIAN M. GALLAGHER, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        COLLAGENEX PHARMACEUTICALS, INC.
                             301 SOUTH STATE STREET
                               NEWTOWN, PA 18940
                                 (215) 579-7388
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

             DAVID J. SORIN, ESQ.                        ELLEN B. CORENSWET, ESQ.
           CATHERINE M. VERNA, ESQ.                     LUCI STALLER ALTMAN, ESQ.
              BUCHANAN INGERSOLL                     BROBECK, PHLEGER & HARRISON LLP
                COLLEGE CENTRE                         1301 AVENUE OF THE AMERICAS
            500 COLLEGE ROAD EAST                               30TH FLOOR
             PRINCETON, NJ 08540                            NEW YORK, NY 10019
                (609) 987-6800                                (212) 581-1600

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        COLLAGENEX PHARMACEUTICALS, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

          FORM S-1 ITEM NO. AND CAPTION                      LOCATION IN PROSPECTUS
- -------------------------------------------------  -------------------------------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus...  Outside Front Cover Page of Prospectus
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus............................  Inside Front Cover and Outside Back Cover
                                                     Pages of Prospectus
  3.  Summary Information, Risk Factors and Ratio
        of Earnings to Fixed Charges.............  Prospectus Summary; Risk Factors; Ratio of
                                                     Earnings to Fixed Charges Inapplicable
  4.  Use of Proceeds............................  Prospectus Summary; Use of Proceeds
  5.  Determination of Offering Price............  Outside Front Cover Page of Prospectus;
                                                     Underwriting
  6.  Dilution...................................  Risk Factors; Dilution
  7.  Selling Security Holders...................  Inapplicable
  8.  Plan of Distribution.......................  Outside Front and Inside Front Cover Pages
                                                     of Prospectus; Risk Factors; Underwriting
  9.  Description of Securities to be
        Registered...............................  Description of Capital Stock
 10.  Interests of Named Experts and Counsel.....  Legal Matters; Experts
 11.  Information with Respect to the
        Registrant...............................  Outside Front and Inside Front Cover Pages
                                                     of Prospectus; Prospectus Summary; Risk
                                                     Factors; Use of Proceeds; Capitalization;
                                                     Dividend Policy; Dilution; Selected
                                                     Financial Data; Management's Discussion
                                                     and Analysis of Financial Condition and
                                                     Results of Operations; Business;
                                                     Management; Certain Transactions;
                                                     Principal Stockholders; Description of
                                                     Capital Stock; Shares Eligible for Future
                                                     Sale; Financial Statements
 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................  Inapplicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                                           SUBJECT TO COMPLETION



                                                                   JUNE 20, 1996


                                2,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK
                               ------------------


     All of the shares of Common Stock offered hereby are being sold by CollaGenex Pharmaceuticals, Inc. ("CollaGenex Pharmaceuticals" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for the factors considered in determining the initial offering price.


                               ------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                          SEE "RISK FACTORS," PAGE 5.
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
                                        PRICE             UNDERWRITING            PROCEEDS
                                         TO               DISCOUNTS AND              TO
                                       PUBLIC              COMMISSIONS           COMPANY(1)
- -------------------------------------------------------------------------------------------------
Per Share......................        $10.00                 $0.70                 $9.30
- -------------------------------------------------------------------------------------------------
Total(2).......................      $20,000,000           $1,400,000            $18,600,000
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------


(1) Before deducting expenses of the offering estimated at $500,000.


(2) The Company has granted the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $23,000,000, $1,610,000 and $21,390,000, respectively. See "Underwriting."


                               ------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
            , 1996.

ALEX. BROWN & SONS                                        VOLPE, WELTY & COMPANY
       INCORPORATED

               THE DATE OF THIS PROSPECTUS IS             , 1996.

                                    PICTURES

     [ARTIST'S RENDERING OF THE EFFECT OF PERIOSTAT ON PERIODONTAL DISEASE
                 PROGRESSION--UNCHANGED FROM PREVIOUS FILING.]

     The Company intends to furnish its stockholders with annual reports containing financial statements certified by its independent auditors and quarterly reports containing unaudited financial information for the first three quarters of each year.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    "Periostat(R)," "CollaGenex(TM)" and the Company's logo are United States trademarks of the Company. All other trade names, trademarks or service marks appearing in this Prospectus are the property of their respective owners and are not the property of the Company.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include those discussed in "Risk Factors."

                                  THE COMPANY

     CollaGenex Pharmaceuticals is engaged in the development and commercialization of innovative, proprietary medical therapies for the treatment of periodontal disease and other dental pathologies. The Company believes that its initial drug, Periostat, will be the first orally administered, systemically delivered pharmaceutical to treat periodontitis. Unlike existing treatments, which focus on the bacterial infection associated with periodontitis, Periostat inhibits the chronic progressive tissue degradation characteristic of the disease. The Company has completed three pivotal Phase III clinical trials on Periostat and plans to submit a new drug application for Periostat during 1996. Based on these clinical trials, the Company believes that Periostat is a safe, efficacious, cost-effective therapy for the long-term treatment of periodontitis.

     Periodontitis is a chronic disease characterized by the progressive loss of attachment between the periodontal ligament and the surrounding alveolar bone, ultimately resulting in tooth loss. According to industry data, in the United States alone, an estimated one-third of all adults, or 67 million people, suffer from some form of periodontitis. Approximately 13 million people seek professional treatment annually for periodontal disease, resulting in over 17 million periodontal procedures and annual expenditures of approximately $6 billion. Due to the costs associated with the disease, the Company believes that the treatment of periodontitis will be increasingly important to dental managed care organizations and dental practitioners operating under capitated or fixed fee arrangements.

     Existing therapies and those treatments known to be under development for periodontitis are designed primarily to treat the bacterial infection associated with periodontitis on a short-term, periodic basis. These treatments include mechanical and surgical techniques, prophylactic approaches, such as mouthwashes, and locally-delivered pharmaceutical therapies. The Company believes, however, that periodic treatments designed solely to fight bacterial infection are inadequate and that such treatments would be considerably more effective if augmented by a long-term pharmaceutical therapy, such as Periostat, which inhibits connective tissue destruction.

     The Company's core technology involves inhibiting the activity of certain enzymes that destroy the connective tissues of the body. Connective tissues are components of the body that form the structural basis for skin, bone, cartilage and ligaments. In addition to periodontal disease, this core technology may be applicable to other diseases and conditions characterized by the progressive destruction of connective tissues of the body, such as cancer metastasis, wounds, osteoarthritis, osteoporosis, rheumatoid arthritis and diabetic nephropathy. The Company's core technology is licensed on an exclusive basis from the Research Foundation of the State University of New York at Stony Brook.

     The Company's primary objective is to become a leading provider of innovative medical therapies for the treatment of periodontal disease and other dental pathologies. The Company's strategy to achieve this objective is to: (i) develop market acceptance of Periostat among periodontists, general dentists, third-party payors and patients; (ii) establish a sales and marketing organization; (iii) build relationships with dental managed care organizations;
(iv) acquire complementary technologies and products; and (v) leverage the Company's core technology through strategic partnering arrangements for non-dental applications.

     The Company was incorporated in Delaware in January 1992 under the name Collagenex, Inc. The Company's name was changed to CollaGenex Pharmaceuticals, Inc. in April 1996. The Company's executive offices are located at 301 South State Street, Newtown, PA 18940, and its telephone number is (215) 579-7388.

                                  THE OFFERING


Common Stock offered hereby.........................  2,000,000 shares
Common Stock to be outstanding after the offering...  7,514,283 shares(1)
Use of proceeds.....................................  For marketing expenses associated with new product introduction; the
                                                      establishment of sales and marketing
                                                      capabilities; pharmaceutical
                                                      development; and other general
                                                      corporate purposes, including working
                                                      capital
Proposed Nasdaq National Market symbol..............  CGPI


- ---------------
(1) Excludes 288,500 shares of Common Stock issuable upon the exercise of stock options outstanding as of March 31, 1996 at a weighted average exercise price of $0.99 per share, of which options to purchase 66,837 shares of Common Stock are exercisable. See "Management -- Directors' Compensation" and "-- Stock Option Plans."

     Except as otherwise specified, all information in this Prospectus: (i) assumes no exercise of the Underwriters' over-allotment option; (ii) has been adjusted to give effect to a one-for-two reverse stock split of the Company's Common Stock effected on April 10, 1996; (iii) assumes the conversion of all outstanding shares of Series A, Series B and Series C mandatorily redeemable convertible preferred stock (the "Redeemable Preferred Stock") into an aggregate of 5,199,124 shares of Common Stock upon the consummation of this offering; and
(iv) assumes an increase in the number of authorized shares of capital stock upon the consummation of this offering. See "Description of Capital Stock" and "Underwriting."

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                     THREE MONTHS
                                                  PERIOD FROM                                            ENDED
                                               JANUARY 10, 1992      YEARS ENDED DECEMBER 31,          MARCH 31,
                                                (INCEPTION) TO     -----------------------------   -----------------
                                               DECEMBER 31, 1992    1993       1994       1995      1995      1996
                                               -----------------   -------    -------    -------   -------   -------
STATEMENT OF OPERATIONS DATA:
  Revenues...................................       $    --        $    --    $    --    $    --   $    --   $    --
  Operating loss.............................        (1,464)        (2,526)    (2,721)    (5,183)   (1,332)   (1,394)
  Net loss...................................        (1,416)        (2,483)    (2,653)    (5,269)   (1,343)   (1,333)
  Net loss allocable to common
    stockholders.............................        (1,607)        (2,834)    (3,229)    (6,028)   (1,487)   (1,716)
Pro forma:
  Net loss per share(1)......................                                            $ (1.10)            $ (0.24)
  Shares used in computing pro forma net loss
    per share(1).............................                                              4,808               5,546



                                                                              AS OF MARCH 31, 1996
                                                                ------------------------------------------------
                                                                                                 PRO FORMA AS
                                                                 ACTUAL       PRO FORMA(2)      ADJUSTED(2)(3)
                                                                ---------     ------------     -----------------
BALANCE SHEET DATA:
  Cash and cash equivalents...................................  $   4,968      $    4,968          $  23,124
  Total assets................................................      5,077           5,077             23,177
  Mandatorily redeemable convertible preferred stock..........     19,291         --                --
  Deficit accumulated during the development stage............    (13,154)        (13,154)           (13,154)
  Total stockholders' equity (deficit)........................    (15,216)          4,075             22,175


- ---------------
(1) See Note 2 of Notes to Financial Statements for information concerning computation of pro forma net loss per share.
(2) Gives effect to the automatic conversion of all issued and outstanding shares of Redeemable Preferred Stock into 5,199,124 shares of Common Stock.

(3) Adjusted to reflect the sale of 2,000,000 shares of Common Stock offered hereby after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

     Uncertainty Of FDA Approval of Periostat. Pharmaceutical products are subject to stringent regulation by governmental authorities in the United States and in other countries. Approval of Periostat by the United States Food and Drug Administration ("FDA") is required before any marketing or sales of Periostat may commence in the United States. There can be no assurance that the Company's new drug application ("NDA") with respect to Periostat will be submitted in a timely manner or, if so submitted, that it will be approved by the FDA on a timely basis, or at all. The FDA review process can be lengthy and unpredictable, and the Company may encounter delays or rejection of its NDA when submitted. NDAs submitted to the FDA take, on average, one to three years to obtain approval. If questions arise during the FDA review process, approval may take a significantly longer period of time. The Company completed Phase III clinical trials for Periostat in December 1994 and, since that time, has been engaged in the preparation of its NDA and discussions with the FDA regarding, among other things, additional pre-clinical information to be submitted in the NDA. In late 1995, the FDA requested that the Company conduct additional animal studies regarding certain effects associated with the long-term dosing of doxycycline hyclate ("doxycycline"), a tetracycline that is the active ingredient in Periostat, and that the data be included in the Company's NDA submission. Such animal studies currently are being conducted. Any delay in the completion of such studies would delay the Company's NDA submission and any such delay, if extended, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, a post-approval, post-marketing animal study related to long-term dosing of doxycycline also was requested. There can be no assurance that the FDA will not require additional pre-clinical or clinical supporting data or other information as a condition of approval of Periostat. Moreover, if approval of Periostat is granted, such approval may entail limitations on the indicated uses for which it may be marketed. The Company has not received any indication from the FDA that any limitations on the Company's proposed uses as contemplated by the Company's proposed NDA will be imposed. There can be no assurance, however, that such limitations will not be imposed. Failure to obtain FDA approval of a NDA for Periostat would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company believes that Periostat will not be treated as an "antibiotic" drug by the FDA primarily because the drug currently is under review by the Division of Dermatological and Dental Drug Products, not by the Division of Anti-Infective Drug Products. Therefore, the Company believes that Periostat will be subject to a three-year period of exclusivity before generic versions may be approved by the FDA for commercial sale, if the Company is first in obtaining FDA marketing approval for an oral dosage form containing 20mg of doxycycline for the treatment of adult periodontitis and the FDA determines that the clinical investigations conducted by or for the Company are essential to approval of the marketing application. There can be no assurance, however, that Periostat will not be treated as an "antibiotic" or that the Company will be able to satisfy the other criteria for obtaining three-year marketing exclusivity, in which case no exclusivity period will be available. See "Business--Periostat" and "--Government Regulation."

     Uncertainty of Market Acceptance of Periostat. The Company's growth and success will depend on market acceptance of Periostat by periodontists, dental practitioners, other health care providers, third-party payors and patients. Market acceptance will depend, in part, on the Company's ability to demonstrate to these parties the effectiveness of patient-administered pharmaceuticals for the treatment of periodontal disease. Treatment of periodontal disease with Periostat is based upon the long-term use of a sub-antibiotic dosage form of doxycycline. This dosage form has not been approved for periodontal disease or any other indication. There can be no assurance that practitioners will prescribe Periostat. Even if Periostat were to gain market acceptance, sales of Periostat would depend to a large extent on the availability of reimbursement from third-party payors, including managed dental care plans. There can be no assurance that the dental community or third-party payors will accept Periostat as a cost-effective means for the treatment of periodontal disease.

     Dependence on a Single Product. The Company has no product approved for marketing in the United States or in any foreign country. The Company's future revenues and profitability are critically dependent on the approval of the NDA for Periostat and the Company's ability to successfully market and sell Periostat. Although the Company seeks to market complementary therapeutic products and diagnostic tests with Periostat, the Company expects that if the FDA approves the Company's NDA for Periostat, substantially all of the Company's product revenues will be derived from sales of Periostat. The Company has not yet filed its NDA for Periostat, and there can be no assurance that the Company will receive FDA approval of Periostat. If the Company receives FDA approval of Periostat, commercial success will depend on acceptance of this treatment for periodontitis by periodontists, dental practitioners, other health care providers, third-party payors and patients. The Company's inability to obtain FDA approval of its NDA, to obtain market acceptance of Periostat, to successfully commercialize Periostat or to obtain adequate third-party reimbursement coverage would have a material adverse effect on the Company's business, financial condition and results of operations.

     Limited Operating History; History of Operating Losses; Uncertainty of Future Profitability. The Company has a limited operating history. For the period from January 10, 1992 (inception) to December 31, 1992, for the years ended December 31, 1993, 1994 and 1995, and for the three months ended March 31, 1996, the Company had net losses of approximately $1.4 million, $2.5 million, $2.7 million, $5.3 million and $1.3 million, respectively. Such losses have resulted primarily from the expenses associated with the Company's pharmaceutical development program, the Periostat clinical trials and the preparation of the NDA for submission to the FDA. As of March 31, 1996, the Company had an accumulated deficit of approximately $13.2 million. The Company's expansion of its operations, including establishment of a direct sales and marketing organization in anticipation of possible FDA approval of a NDA, will result in significant expenses over at least the next two years. The Company does not expect to receive any significant revenues from Periostat or from any other product in the foreseeable future, if at all, to offset these expenses. There can be no assurance that the Company will receive FDA approval of its NDA, that it will be able to market and sell Periostat successfully or that profitability will ever be achieved. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Scale-up and Management of Growth. To date, substantially all of the activities of the Company, including research and development, manufacturing of active drug ingredients and pharmaceuticals, clinical trials and preparation of the NDA for Periostat have been performed primarily by third parties on a contractual basis. As of March 31, 1996, the Company had only five employees. In anticipation of the commercial introduction of Periostat, the Company will need to increase significantly its number of employees and enhance its management systems and procedures. In particular, if the Company does not contract with marketing partners or independent sales organizations or sales agents for the marketing of Periostat in the United States, the Company will need to establish a direct sales force. Although the Company does not currently plan to engage directly in research and development activities or chemical or pharmaceutical manufacturing, there can be no assurance that the Company will not undertake those activities in the future. Furthermore, there can be no assurance that managing third parties with respect to a growing number of business activities and operations will not place a significant burden on the management and operations of the Company. There can be no assurance that the Company will manage effectively its growth and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Marketing."

     No Marketing or Sales Capability or History. The Company has no history in marketing, distributing or selling pharmaceutical products in the dental market or otherwise and will have to develop a sales force or rely on marketing partners or other arrangements with third parties for the marketing, distribution and sale of Periostat and any other products marketed by the Company. If the Company determines to sell Periostat in the United States other than through the use of marketing partners or independent sales organizations or sales agents, the Company will need to establish a direct sales force. No assurance can be given that such a marketing and sales organization can be established successfully or that the Company's direct sales force, if established, will succeed in promoting Periostat to the dental community, patients and third-party payors and otherwise successfully marketing Periostat. If the Company relies on marketing partners or other arrangements, the Company will be dependent upon the success of these outside parties in performing their responsibilities. Although the Company believes that such parties, if any, will have an economic motivation to perform successfully their contractual responsibilities, the amount and timing of resources to be devoted to these activities may not be within the Company's control. There can be no assurance that such parties will perform their contractual obligations or that the Company's reliance on others for the marketing of Periostat will not result in unforeseen problems. If the requisite foreign regulatory approvals are obtained, the Company intends to establish a network of sub-licensees or distributors to market and sell Periostat outside of the United States. To date, no such network has been established. There can be no assurance that the Company will be able to recruit and retain qualified sales and marketing personnel and foreign sub-licensees or distributors or marketing partners or that the Company's marketing and sales efforts will be successful. Failure to establish successfully a marketing and sales organization, whether directly or through third parties, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Marketing."

     Dependence on Patents, Licenses and Proprietary Rights; Enforcement of Rights. The Company's success will depend in part on its ability to obtain patent protection for its technologies, products and processes, and to preserve its trade secrets and operate without infringement of proprietary rights of other parties both in the United States and in foreign countries. Because of the substantial length of time and expense associated with bringing new products through development to the marketplace, the pharmaceutical industry places considerable importance on obtaining and maintaining patent and trade secret protection for new technologies, products and processes. The Company depends on a license from the Research Foundation of the State University of New York at Stony Brook ("SUNY") for all of its core technology (the "SUNY License"). The SUNY License grants the Company an exclusive worldwide license to make and sell products employing tetracyclines that are designed or utilized to alter a biological process. Eleven U.S. patents and four U.S. patent applications held by SUNY are licensed to the Company under the SUNY License. The primary U.S. patent claims methods of use of conventional tetracyclines to inhibit pathologically excessive collagenolytic activity (the "Primary Patent"), while a related U.S. patent claims methods of use of tetracyclines which have no antibiotic activity (the "Secondary Patent"). SUNY did not apply in foreign countries for patents corresponding to the Primary Patent but has obtained patents that correspond to the Secondary Patent in Australia, Canada and certain European countries. A patent application corresponding to the Secondary Patent is pending in Japan. SUNY also has obtained patents in certain European countries, Canada and Japan and has pending patent applications in certain other foreign countries which correspond to its U.S. patents relating to methods of use of tetracyclines to reduce bone loss. The Company's rights under the SUNY License are subject to certain statutory rights of the U.S. government resulting from federal support of research activities at SUNY. The failure to obtain and maintain patent protection may mean that the Company will face increased competition in the United States and in foreign countries. The SUNY License imposes various payment and reporting obligations on the Company. Failure of the Company to comply with these requirements could result in the termination of such license. The termination of the SUNY License, or the failure to obtain and maintain patent protection for the Company's technologies, would have a material adverse effect on the Company's business, financial condition and results of operations. One of the U.S. patents and a corresponding Japanese patent application licensed to the Company under the SUNY License are owned jointly by SUNY and a Japanese company. These patent rights, which expire in 2012, cover particular CMTs (the "Jointly Owned CMTs") that were involved in research activities between SUNY and the Japanese company. The Japanese company may have exclusive rights to these Jointly Owned CMTs in Asia, Australia and New Zealand and may have a non-exclusive right to exploit these Jointly Owned CMTs in other territories. These Jointly Owned CMTs are not involved in the Company's Periostat product but could, in the future, prove to be important for one or more of the Company's other potential applications of its technology. If the Company does incorporate the Jointly Owned CMTs in any future product, it may be precluded from marketing these products in Asia, Australia and New Zealand and could experience increased competition in other markets from the joint owner. There can be no assurance that patent applications to which the Company holds rights will result in the issuance of patents, that any patents issued or licensed to the Company will not be challenged and held to be invalid, or that any such patents will provide commercially significant protection to the Company's technology, products and processes. Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific and patent literature tend to lag behind actual discoveries by several months, the Company cannot be certain that it was the first creator of inventions covered by pending patent applications or that it was the first to file patent applications for such inventions. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information not covered by patents to which the Company owns rights or obtain access to the Company's know-how, or that others will not be issued patents that may prevent the sale of one or more of the Company's products, or require licensing and the payment of significant fees or royalties by the Company to third parties in order to enable the Company to conduct its business. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, the Company could be prevented from selling its products or could be required to obtain licenses from the owners of such patents. There can be no assurance that such licenses would be available or, even if available, would be on terms acceptable to the Company. The Company's failure to obtain these licenses would have a material adverse effect on the Company's business, financial condition and results of operations. Due to the general availability of generic tetracyclines for use as antibiotics, the Company could become involved in infringement actions to protect its patents, which could entail substantial costs to the Company. Regardless of the outcome, defense and prosecution of patent claims is expensive and time consuming, and results in the diversion of substantial financial, management and other resources from the Company's other activities. Although federal law prohibits the promotion or marketing of pharmaceuticals for unauthorized uses, there can be no assurance that practitioners will not prescribe or patients will not obtain generic forms of doxycycline and divide the tablets into smaller doses instead of obtaining a prescription for Periostat. The Company's success also is dependent upon know-how, unpatentable trade secrets, and the skills, knowledge and experience of its scientific and technical personnel. The Company requires all employees to enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company and require disclosure and assignment to the Company of rights to their ideas, developments, discoveries and inventions. In addition, the Company seeks to obtain such agreements from its consultants, advisors and research collaborators. There can be no assurance that adequate protection will be provided for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. The Company occasionally provides information and chemical compounds to research collaborators in academic institutions and requests the collaborators to conduct tests in order to investigate certain properties of the compounds. There can be no assurance that the academic institutions will not assert intellectual property rights in the results of the tests conducted by the research collaborators, or that the academic institutions will grant licenses under such intellectual property rights to the Company on acceptable terms. If the assertion of intellectual property rights by an academic institution can be substantiated, failure of the academic institution to grant intellectual property rights to the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Patents, Trade Secrets and Licenses."

     Dependence on Third-Party Suppliers. The Company does not have any manufacturing facilities and does not intend to establish such facilities. The Company currently relies on a single supplier of doxycycline, the active ingredient in Periostat. This supplier produces a substantial portion of the doxycycline used in the United States. There are relatively few alternative sources of supply for doxycycline, and the Company may not be able to establish additional or replacement suppliers of doxycycline quickly. Any interruption in the supply of doxycycline would have a material adverse effect on the Company's business, financial condition and results of operations. Periostat is currently manufactured by a single contract manufacturer, which has made substantially all of the Periostat used in the Company's clinical trials. To be successful, Periostat must be manufactured in commercial quantities under good manufacturing practices ("GMP") prescribed by the FDA and at an acceptable cost. The FDA periodically inspects manufacturing facilities in the United States in order to assure compliance with applicable GMP requirements. Foreign manufacturers also are inspected by the FDA if their drugs are marketed in the United States. Failure of the Company's foreign supplier of doxycycline or failure of the Company's manufacturer of Periostat to comply with GMP regulations or other FDA regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations. The Company intends to utilize contract manufacturers for the commercial manufacture of Periostat. There can be no assurance that the Company will be able to enter into or maintain manufacturing arrangements on acceptable terms, if at all. If the Company is not able to enter into or maintain commercial manufacturing agreements, it could encounter delays in introducing or supplying Periostat. There can be no assurance that any contract manufacturers engaged by the Company in the future will perform their contractual obligations or remain in compliance with GMP. See "Business--Manufacturing and Suppliers."

     Competition and Rapid Technological Change. Competition in the pharmaceutical industry is intense. Many pharmaceutical companies are engaged in research and development on disorders characterized by connective tissue destruction and could focus such efforts on periodontal disease. Many of such competitors have substantially greater financial, marketing, sales, distribution and technical resources than the Company, and more experience in research and development, clinical trials, regulatory matters, manufacturing and marketing than the Company. Competitors of the Company and its potential collaborators may develop products that compete successfully with the Company's products and may develop and commercialize such products more rapidly than the Company or its collaborators. The Company anticipates that it will face increased competition in the future as new companies enter the market and new technologies become available. The Company's technology may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of the Company's competitors. See "Business--Competition."

     Uncertainty of New Product Development; Dependence on Collaborators. The Company has several potential products for non-dental applications that are in various preliminary stages of development and will require significant additional research and development, clinical trials and appropriate regulatory approval before any such products may be commercialized. All of the Company's proposed products are based upon its core technology. There can be no assurance that such technology will be applicable to the product applications being pursued by the Company. The Company's strategy for the development and commercialization of pharmaceuticals for non-dental applications is to establish collaborations and licensing arrangements with third parties pursuant to which the Company's collaborators likely will be responsible for pre-clinical testing and human clinical trials, the preparation and submission of applications for regulatory approval for potential pharmaceutical products and the manufacture and commercialization of such products. The Company does not currently intend to perform any of these activities with respect to any product involving non-dental applications. The Company will, therefore, be dependent upon the expertise of and dedication of sufficient resources by third parties to develop and commercialize other products based on its core technology. There can be no assurance that the Company will be able to establish collaborative or licensing arrangements, that any such arrangements or licenses will be on terms favorable to the Company, or that current or future collaborative or licensing arrangements ultimately will be successful. Should any future collaborative partner fail to develop successfully any drug candidate to which it has rights, the Company's business could be materially adversely affected. In addition, there can be no assurance that any such collaborators will not pursue alternative technologies or drug candidates, either on their own or in collaboration with others, as a means for developing treatments for the diseases sought to be addressed by the Company's programs. See "Business--Strategy," "--Other Potential Applications" and "--Research and Development."

     Extensive Government Regulation. Regulation by governmental entities in the United States and other countries will be a significant factor in the production and marketing of Periostat as well as any other pharmaceutical product developed by the Company or a collaborator of the Company. Virtually all pharmaceutical products require regulatory approval by government agencies prior to commercialization. In particular, human pharmaceutical therapeutic products are subject to rigorous pre-clinical and clinical testing and other approval procedures by the FDA and by foreign regulatory authorities. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such pharmaceutical products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations are time consuming and require the expenditure of substantial resources. Generally, in order to gain FDA approval, a company first must conduct pre-clinical studies in a laboratory and in animal models to obtain preliminary information on a compound's efficacy and to identify any safety problems. The results of these studies are submitted as part of an Investigational New Drug ("IND") application that the FDA must review before human clinical trials of an investigational drug can start. Clinical trials are normally done in three phases and generally take two to five years, but may take longer, to complete. After completion of clinical trials of a new product, FDA and foreign regulatory authority marketing approval must be obtained. NDAs submitted to the FDA take, on average, one to three years to obtain approval. If questions arise during the FDA review process, approval may take a significantly longer period of time. The testing and approval processes require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. Even if regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. For marketing outside the United States, the Company also will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. None of the Company's products has been approved for marketing in the United States or elsewhere. No assurance can be given that the Company will be able to obtain regulatory approval for any of such products. In addition, the Company believes that Periostat will not be treated as an "antibiotic" drug by the FDA primarily because the drug currently is under review by the Division of Dermatological and Dental Drug Products, not by the Division of Anti-Infective Drug Products. Therefore, the Company believes that Periostat will be subject to a three-year period of exclusivity before generic versions may be approved by the FDA for commercial sale, if the Company is first in obtaining FDA marketing approval for an oral dosage form containing 20mg of doxycycline for the treatment of adult periodontitis and the FDA determines that the clinical investigations conducted by or for the Company are essential to approval of the marketing application. There can be no assurance, however, that Periostat will not be treated as an "antibiotic" or that the Company will be able to satisfy the other criteria for obtaining three-year marketing exclusivity, in which case no exclusivity period will be available. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested will delay or preclude the Company or its licensees or marketing partners from marketing their products, or limit the commercial use of the products, and thereby could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

     Dependence on Key Personnel. The Company is highly dependent on its current management and scientific advisors and consultants. The loss of one or more members of the Company's management or key scientific advisors and consultants could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain key person life insurance on any of its management or scientific advisors and consultants. The Company's success will depend in part on the continued service of its management and key scientific advisors and consultants and its ability to identify, hire and retain additional personnel. There is intense competition for qualified personnel in the areas of the Company's activities and there can be no assurance that the Company will be able to attract and retain such personnel necessary for the development of the Company's business. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees" and "Management."

     Uncertainty of Third-Party Reimbursement and Health Care
Reform. Successful commercialization of any pharmaceutical products the Company may develop will depend, in part, upon the availability of reimbursement or funding from third-party health care payors such as government and private insurance plans, including dental managed care plans. Third-party payors are continuing their efforts to contain or reduce the cost of health care through various means. For example, third-party payors increasingly are challenging the prices charged for medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved pharmaceutical products. There can be no assurance that third-party reimbursement or funding will be available or will permit price levels sufficient to realize an appropriate return on the Company's investment in its pharmaceutical product development. The levels of revenues and profitability of pharmaceutical companies including the Company also may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means and the initiatives of third-party payors with respect to the availability of reimbursement. For example, in the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar governmental control. It is uncertain what legislative proposals may be adopted or what actions federal, state or private payors for health care products and services may take in response to any health care reform proposals or legislation. In certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to governmental control. Such proposals or reforms also could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Marketing."

     Product Liability; Lack of Product Liability Insurance. The Company's business may be adversely affected by potential product liability risks inherent in the testing, manufacturing and marketing of Periostat and other products developed by the Company or its collaborators. There can be no assurance that product liability claims will not be asserted against the Company, its collaborators or licensees. The Company does not currently have product liability insurance. The Company intends to obtain such insurance prior to marketing Periostat or any other product. There can be no assurance, however, that the Company will be able to obtain or maintain adequate product liability insurance on acceptable terms or that such insurance will provide adequate coverage against potential liabilities. Furthermore, there can be no assurance that any collaborators or licensees of the Company will agree to indemnify the Company, be sufficiently insured or have a net worth sufficient to satisfy product liability claims. As a result, a product liability claim or recall could have a material adverse effect on the Company's business, financial condition and results of operations.

     Future Capital Needs; Uncertainty of Additional Financing. There can be no assurance that the net proceeds from this offering, together with the Company's existing capital resources, will be adequate to fund the Company's operations through at least 1997. The Company anticipates that it may be required to raise additional capital over a period of several years in order to conduct its operations. Such capital may be raised through additional public or private financings, as well as collaborative arrangements, borrowings and other available sources. The Company's capital require-ments depend on numerous factors, including the ability of the Company to obtain FDA approval of and successfully commercialize Periostat, competing technological and market developments, the ability of the Company to enter into collaborative arrangements for the development, regulatory approval and commercialization of other products, and the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to the Company's existing stockholders. There can be no assurance that additional funding, if necessary, will be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds through entering into arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates, products or potential markets that the Company would not otherwise relinquish. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Shares Eligible for Future Sale and Potential Adverse Effect on Market Price. Future sales of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have 7,514,283 shares of Common Stock outstanding, assuming no exercise of currently outstanding options. Of these shares, the 2,000,000 shares sold in this offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the regulations promulgated thereunder. Stockholders of the Company, holding in the aggregate approximately 5,514,283 shares of Common Stock, have agreed, subject to certain limited exceptions, not to sell or otherwise dispose of any of the shares held by them as of the date of this Prospectus for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. At the end of such 180-day period, approximately 2,827,051 shares of Common Stock will be eligible for immediate resale, subject to compliance with Rule 144. In addition, an aggregate of approximately 140,218 shares will be eligible for immediate resale or issuable upon exercise of vested options, subject to compliance with Rules 144 and 701. All remaining shares of Common Stock outstanding will become eligible for sale at various times over a period of less than two years and could be sold earlier if the holders exercise any available registration rights. The holders of 5,199,124 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Management--Stock Option Plans," "Description of Capital Stock--Registration Rights of Certain Holders and Rights of Participation in Future Offerings," "Shares Eligible for Future Sale" and "Underwriting."


     No Prior Public Market For Common Stock; Possibility of Volatility of Stock Prices. Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering. The initial offering price will be determined by negotiations between the Company and the Underwriters and is not necessarily indicative of the market price at which the Common Stock of the Company will trade after this offering. The market prices for securities of life sciences companies have been highly volatile and the market has experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Announcements of technological innovations or new commercial products by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential results with respect to Periostat or other products under development, regulatory developments in both the United States and foreign countries, general market conditions, as well as fluctuations in the Company's revenues and financial results and other factors, may have a significant impact on the market price of the Common Stock. See "Underwriting."

     Anti-Takeover Effect of Certain Charter and By-Law Provisions and Delaware Law. The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Board of Directors to issue, without stockholder approval, 5,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of Preferred Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. The Certificate of Incorporation also provides that: (i) the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of the Company shall be required to adopt, amend or repeal any provision of the bylaws of the Company; (ii) stockholders of the Company may not take any action by written consent; (iii) special meetings of stockholders may be called only by the President, the Chairman of the Board or a majority of the Board of Directors and business transacted at any such special meeting shall be limited to matters relating to the purposes set forth in the notice of such special meeting; (iv) the Board of Directors, when evaluating an offer related to a tender or exchange offer or other business combination, is authorized to give due consideration to any relevant factors, including the social, legal and economic effects upon employees, suppliers, customers, creditors, the community in which the Company conducts its business, and the economy of the state, region and nation; and (v) the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of the Company shall be required to amend the above provisions or the limitation on director liability. The foregoing provisions of the Certificate of Incorporation could have the effect of delaying, deterring or preventing a change in control of the Company. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date the stockholder becomes an interested stockholder. These provisions may have the effect of delaying or preventing a change of control of the Company without action by the stockholders and, therefore, could adversely affect the price of the Company's Common Stock. In the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company's assets in which the successor corporation does not assume outstanding options or issue equivalent options, the Board of Directors of the Company is required to provide accelerated vesting of outstanding options. See "Description of Capital Stock--Preferred Stock," "--Anti-takeover Provisions" and "--Limitation of Director Liability."


     Control By Management and Existing Stockholders. Upon completion of this offering, the Company's executive officers, directors and affiliated entities together will beneficially own approximately 63.2% of the outstanding shares of Common Stock (60.8% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders, acting together, will be able to control matters requiring approval by the stockholders of the Company, including the election of directors. Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. See "Principal Stockholders."


     Dilution. Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their investment from the initial offering price. Additional dilution will occur upon exercise of outstanding options. See "Dilution" and "Shares Eligible for Future Sale."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company are estimated to be approximately $18.1 million ($20.9 million if the Underwriters' over-allotment option is exercised in full), based on an initial offering price of $10.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use approximately $12 million of the net proceeds of this offering for marketing expenses associated with new product introduction and the establishment of its sales and marketing capabilities, including development of a dental pharmaceutical sales force, approximately $5 million for pharmaceutical development and the remainder for general corporate purposes, including working capital. The amounts actually expended for specific purposes may vary significantly depending upon numerous factors, including the timing of the regulatory approval of Periostat, if any, the size and type of sales force to be established, the terms of agreements entered into with corporate partners, if any, and the results of research and development and pre-clinical and clinical studies for other applications of the Company's core technology, as well as technological advances by others and the status of competitive products. The proceeds of this offering also may be used to license or acquire technologies or products that complement the Company's focus on dental pathologies, although the Company is not currently involved in negotiations with respect to any such transactions.


     Pending such uses, the Company intends to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing instruments. The Company has not and does not propose to engage in activities in a manner or to an extent which would require it to register as an investment company under the Investment Company Act of 1940.

                                DIVIDEND POLICY

     The Company has never declared or paid any dividends on its capital stock. The Company intends to retain any earnings to fund future growth and the operation of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company: (i) as of March 31, 1996; (ii) on a pro forma basis to give effect to the conversion of all outstanding shares of Redeemable Preferred Stock into 5,199,124 shares of Common Stock; and (iii) on a pro forma as adjusted basis to give effect to the sale by the Company of 2,000,000 shares of Common Stock offered hereby at an initial offering price of $10.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company and the application of the estimated net proceeds therefrom.



                                                                    AS OF MARCH 31, 1996
                                                             -----------------------------------
                                                                                     PRO FORMA
                                                              ACTUAL    PRO FORMA   AS ADJUSTED
                                                             --------   ---------   ------------
                                                                           (IN
                                                                        THOUSANDS)
Long-term debt.............................................  $  --      $  --         $ --
Mandatorily redeemable convertible preferred stock at
  redemption value (which includes accreted dividends of
  $2,260,343); $0.01 par value, 10,850,000 shares
  authorized, 10,398,248 shares issued and outstanding
  (none authorized on a pro forma basis)...................    19,291      --           --
Stockholders' equity (deficit):
  Preferred stock, $0.01 par value, none authorized
     (5,000,000 shares authorized on a pro forma basis);
     none issued and outstanding on an actual, pro forma
     and pro forma as adjusted basis.......................     --         --           --
  Common stock, $0.01 par value, 6,725,000 shares
     authorized (25,000,000 shares authorized on a pro
     forma basis); 315,159, 5,514,283 and 7,514,283 shares
     issued and outstanding on an actual, pro forma and pro
     forma as adjusted basis, respectively(1)..............         3         55            75
  Additional paid-in capital (deficit).....................    (1,765)    17,474        35,554
  Deferred compensation....................................      (300)      (300 )        (300)
  Deficit accumulated during development stage.............   (13,154)   (13,154 )     (13,154)
                                                             --------   --------      --------
       Total stockholders' equity (deficit)................   (15,216)     4,075        22,175
                                                             --------   --------      --------
          Total capitalization.............................  $  4,075   $  4,075      $ 22,175
                                                             ========   ========      ========


- ---------------
(1) Excludes options to purchase 288,500 shares of Common Stock issuable under the Company's 1992 Stock Option Plan (the "1992 Plan") upon the exercise of stock options outstanding as of March 31, 1996 at a weighted average exercise price of $0.99 per share, of which options to purchase 66,837 shares of Common Stock are exercisable. See "Management--Stock Option Plans."

                                    DILUTION


     The pro forma net tangible book value of the Company as of March 31, 1996 was approximately $4.1 million, or $0.74 per share of Common Stock. "Pro forma net tangible book value per share" is equal to the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding, and gives effect to the conversion into Common Stock of all shares of Redeemable Preferred Stock outstanding at March 31, 1996. After giving effect to the sale by the Company of 2,000,000 shares of Common Stock in this offering (at the initial offering price and after deducting underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the Company as of March 31, 1996 would have been $22.2 million, or $2.95 per share of Common Stock. This represents an immediate increase in net tangible book value per share of $2.21 to existing stockholders and immediate dilution in net tangible book value of $7.05 per share to new investors. The following table illustrates the per share dilution:



Public offering price per share...........................................            $ 10.00
  Pro forma net tangible book value per share at March 31, 1996...........  $ 0.74
  Increase per share attributable to new investors........................    2.21
                                                                             -----
Pro forma net tangible book value per share after the offering(1).........               2.95
                                                                                       ------
Net tangible book value dilution per share to new investors...............            $  7.05
                                                                                       ======


     The following table summarizes, on a pro forma basis as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by investors purchasing shares offered by the Company hereby:


                                  SHARES PURCHASED          TOTAL CONSIDERATION
                                ---------------------     -----------------------     AVERAGE PRICE
                                 NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                ---------     -------     -----------     -------     -------------
Existing stockholders(1)......  5,514,283       73.4%     $16,596,589       45.4%        $  3.01
New investors.................  2,000,000       26.6       20,000,000       54.6           10.00
                                ---------     -------     -----------     -------
          Total...............  7,514,283      100.0%     $36,596,589      100.0%
                                =========     ======      ============    ======


- ---------------
(1) Excludes options to purchase 288,500 shares of Common Stock issuable under the 1992 Plan upon the exercise of stock options outstanding as of March 31, 1996 at a weighted average exercise price of $0.99 per share, of which options to purchase 66,837 shares of Common Stock are exercisable. Additional dilution will occur upon exercise of outstanding options. In addition, an aggregate of 859,000 shares of Common Stock will be available for issuance pursuant to the 1996 Stock Plan (the "1996 Stock Plan") and the 1996 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"). See "Management--1996 Non-Employee Director Stock Option Plan" and "--Stock Option Plans."

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below with respect to the Company's statement of operations data for the three years ended December 31, 1995 and with respect to the balance sheet data at December 31, 1994 and 1995 are derived from and are qualified by reference to the audited financial statements and the related notes thereto included elsewhere in this Prospectus. The statement of operations data for the period from January 10, 1992 (inception) to December 31, 1992 are derived from audited financial statements not included in this Prospectus. The selected financial data as of March 31, 1996, for the three months ended March 31, 1995 and 1996 and for the period from January 10, 1992 (inception) to March 31, 1996 have been derived from the unaudited financial statements of the Company, which are included elsewhere in this Prospectus. The unaudited financial data include all adjustments consisting only of normal, recurring adjustments that the Company considers necessary for fair presentation of the financial position and results of operations for these periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results for any future period or for the full year ended December 31, 1996. The following should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this
Prospectus:


                                                                                THREE MONTHS
                              PERIOD FROM                                           ENDED             FOR THE PERIOD
                           JANUARY 10, 1992     YEARS ENDED DECEMBER 31,          MARCH 31,          JANUARY 10, 1992
                            (INCEPTION) TO     ---------------------------   -------------------        (INCEPTION)
                           DECEMBER 31, 1992    1993      1994      1995      1995        1996       TO MARCH 31, 1996
                           -----------------   -------   -------   -------   -------     -------     -----------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
  Revenues...............       $    --        $    --   $    --   $    --   $    --     $    --          $    --
  Operating expenses:
    Research and
      development........         1,131          1,913     1,928     3,635     1,090         976            9,583
    General and
      administrative.....           333            613       793     1,548       242         418            3,705
                                 ------         ------    ------    ------    ------      ------           ------
  Operating loss.........        (1,464)        (2,526)   (2,721)   (5,183)   (1,332)     (1,394)         (13,288)
  Net loss...............        (1,416)        (2,483)   (2,653)   (5,269)   (1,343)     (1,333)         (13,154)
  Net loss allocable to
    common stockholders..        (1,607)        (2,834)   (3,229)   (6,028)   (1,487)     (1,716)         (15,414)
Pro forma(2):
  Net loss per
    share(1).............                                          $ (1.10)              $ (0.24)
  Shares used in
    computing pro forma
    net loss per share...                                            4,808                 5,546



                                                                                     AS OF
                                                                                  DECEMBER 31,             AS OF
                                                                              --------------------       MARCH 31,
                                                                               1994         1995           1996
                                                                              -------     --------       ---------
                                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................................  $   617     $  5,806        $ 4,968
  Total assets..............................................................      628        5,840          5,077
  Mandatorily redeemable convertible preferred stock........................    7,510       18,908         19,291
  Deficit accumulated during development stage..............................   (6,552)     (11,820)       (13,154)
  Total stockholders' equity (deficit)......................................   (7,581)     (13,581)       (15,216)


- ---------------
(1) See Note 2 of Notes to Financial Statements for information concerning computation of pro forma net loss per share.

(2) Gives effect to the conversion of all issued and outstanding shares of Redeemable Preferred Stock into 5,199,124 shares of Common Stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include those discussed in "Risk Factors."

OVERVIEW

     The Company began operations in January 1992 and is engaged in the development and commercialization of innovative, proprietary medical therapies for the treatment of periodontal disease and other dental pathologies. Since inception, the Company has had no revenues and has funded its operations primarily through the issuance of Common Stock and Redeemable Preferred Stock aggregating $16.6 million. Substantially all of the Company's expenditures to date have been for pharmaceutical development activities and general and administrative expenses.

     The Company's core technology was developed at SUNY. In 1985, SUNY granted certain rights to Johnson & Johnson ("J&J") to license such technology. Over the next several years, J&J conducted and funded Phase I and II clinical trials on Periostat. Following a strategic decision by J&J not to pursue the dental pharmaceutical business, in January 1992 J&J assigned to the Company its rights to the technology, including the rights to Periostat. The Company has completed Phase III clinical trials on Periostat and plans to submit a NDA to the FDA during 1996.

     Since inception, the Company has operated with a minimal number of employees. Substantially all pharmaceutical development activities, including clinical trials, have been contracted to independent contract research and other organizations. The Company anticipates that it will significantly increase the number of its employees over the next several years, primarily in the selling, general and administrative areas, in anticipation of regulatory approval and market commercialization of Periostat.

     The Company does not expect to generate any revenues from product sales for several years. No assurance can be given, however, that product sales will be achieved for several years or at all. Successful future operations will depend on the Company's ability to develop, obtain regulatory approval for and commercialize its products.

     The Company has incurred losses each year since inception and had an accumulated deficit of $13.2 million at March 31, 1996. The Company expects to continue to incur losses over the next several years from expenditures on clinical, product development, marketing and administrative activities.

RESULTS OF OPERATIONS

     From inception through March 31, 1996, the Company had no revenues. Operating expenses consist of research and development expenses and general and administrative expenses. Research and development expenses consist primarily of funds paid to contract research organizations for the provision of services and materials for clinical trials and, to a lesser extent, for research grants paid to SUNY and other research institutions. General and administrative expenses consist primarily of personnel salaries and benefits, professional and consulting fees, facilities and general office expenses. The Company anticipates that selling, general and administrative expenses will increase during the next several years due to the expansion of its corporate infrastructure, primarily in sales, marketing and finance.

     Three Months Ended March 31, 1996 and March 31, 1995

     Research and development expenses decreased from $1.1 million for the three months ended March 31, 1995 to $1.0 million for the three months ended March 31, 1996. This decrease resulted primarily from lower expenses for the data compilation and statistical analyses of the results of the Phase III clinical trials on Periostat.

     General and administrative expenses increased from $0.2 million for the three months ended March 31, 1995 to $0.4 million for the three months ended March 31, 1996. This increase was due primarily to higher employee compensation expense, including a non-cash compensation charge of approximately $0.1 million resulting from the grant of certain employee stock options and to higher consulting and legal expenses.

     Years Ended December 31, 1995 and December 31, 1994

     Research and development expenses increased from $1.9 million in 1994 to $3.6 million in 1995, primarily due to higher costs associated with completing the Phase III clinical trials on Periostat, including extensive data compilation and statistical analysis of such data.

     General and administrative expenses increased from $0.8 million in 1994 to $1.5 million in 1995, primarily due to an increase in the number of employees, higher facilities expenses resulting from the Company's relocation in the fourth quarter of 1994 and higher legal and accounting fees in 1995.

     Years Ended December 31, 1994 and December 31, 1993

     Research and development expenses remained consistent at $1.9 million in 1993 and 1994. Contract research expenses for clinical trials increased from 1993 to 1994, which were offset by a decline in both patent expenses and the costs of producing materials for the clinical trials.

     General and administrative expenses increased from $0.6 million in 1993 to $0.8 million in 1994, primarily due to higher personnel expenses resulting from the hiring of new employees during 1994 and higher professional and consulting fees.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception in January 1992, the Company has financed its operations primarily through private placements of Redeemable Preferred Stock and Common Stock totalling $16.6 million. At March 31, 1996, the Company's cash and cash equivalents aggregated $5.0 million. The Company's working capital at March 31, 1996 was $4.0 million, a decrease of $1.3 million from December 31, 1995.

     The Company had no debt outstanding (other than accounts payable and accrued expenses) at March 31, 1996 and December 31, 1995. The Company has no lines of credit.

     From inception through March 31, 1996, the Company expended approximately $39,000 in capital expenditures. The Company had no capital leases outstanding at March 31, 1996. Although the Company anticipates higher levels of equipment and facilities-related expenditures in the foreseeable future, such future expenditures are not anticipated to be material.

     The Company expects that the proceeds from this offering, together with the Company's existing capital resources, will be adequate to fund the Company's operations through at least 1997. The Company's future capital requirements and the adequacy of its available funds will depend on many factors, including the timing of the Company's NDA submission on Periostat to the FDA, regulatory approval for Periostat, if any, the size and type of sales force to be established, the terms of agreements entered into with corporate partners, if any, and the results of research and development and pre-clinical and clinical studies for other applications of the Company's core technology.

ACCOUNTING FOR EMPLOYEE STOCK OPTIONS

     In October 1995, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which established financial accounting and reporting standards for stock based employee compensation plans. Companies are encouraged, but not required, to adopt a new method that accounts for stock compensation awards based on their fair value using an option pricing model. Companies that adopt this new standard are required to make pro forma disclosures of net income as if the fair value-based method of accounting required by this standard had been applied. The requirements of this standard are effective for fiscal year 1996. The Company expects to adopt the pro forma disclosure requirements. The adoption of such pro forma disclosure requirements is not expected to have a material impact on the Company's future financial position or results of operations.

                                    BUSINESS

OVERVIEW

     CollaGenex Pharmaceuticals is engaged in the development and commercialization of innovative, proprietary medical therapies for the treatment of periodontal disease and other dental pathologies. The Company believes that its initial drug, Periostat, will be the first orally administered, systemically delivered pharmaceutical to treat periodontitis. Unlike existing treatments, which focus on the bacterial infection associated with periodontitis, Periostat inhibits the chronic progressive tissue degradation characteristic of the disease. The Company has completed three pivotal Phase III clinical trials on Periostat and plans to submit a NDA for Periostat during 1996. Based on these clinical trials, the Company believes that Periostat is a safe, efficacious, cost-effective therapy for the long-term treatment of periodontitis.

     Existing therapies and those treatments known to be under development for periodontitis are designed primarily to treat the bacterial infection associated with periodontitis on a short-term, periodic basis. These treatments include mechanical and surgical techniques, prophylactic approaches, such as mouthwashes, and locally-delivered pharmaceutical therapies. The Company believes, however, that periodic treatments designed solely to fight bacterial infection are inadequate and that such treatments would be considerably more effective if augmented by a long-term pharmaceutical therapy, such as Periostat, which inhibits connective tissue destruction.

     The Company's core technology involves inhibiting the activity of certain enzymes that destroy the connective tissues of the body. Connective tissues are components of the body that form the structural basis for skin, bone, cartilage and ligaments. In addition to periodontal disease, this core technology may be applicable to other diseases and conditions characterized by the progressive destruction of connective tissues of the body. The Company's core technology is licensed on an exclusive basis from SUNY.

INDUSTRY BACKGROUND

     Periodontitis is a chronic disease characterized by the progressive loss of attachment between the periodontal ligament and the surrounding alveolar bone, ultimately resulting in tooth loss. According to industry data, in the United States alone, an estimated one-third of all adults, or 67 million people, suffer from some form of periodontitis. The cost of treating periodontitis can be considerable due to the frequent treatments required. Approximately 13 million people seek professional treatment annually for periodontal disease, resulting in over 17 million periodontal procedures and annual expenditures of approximately $6 billion.

     The primary treatment for periodontal disease is mechanical intervention, known as scaling and root planing ("SRP"), in which bacterial plaque is removed from the supra- and sub-gingival tooth surfaces (above and below the gumline) using a metal scraper or ultrasound scaling device. Alternatively, in more severe periodontal disease, the gums are partially removed by a surgical procedure to reduce pocket depth around the tooth and to improve the effectiveness of home oral hygiene techniques. These treatments are designed to treat bacterial infection associated with periodontitis on a short-term, periodic basis and are performed by both periodontists and general dentists.

     As a result of the chronic nature of periodontitis and the short-term nature of existing therapies, patients require frequent treatments. In addition, patients are commonly referred to a specialist for such treatments. Periodontal disease is, therefore, among the more expensive dental pathologies to treat, and the Company believes that the treatment of periodontitis will be increasingly important to dental managed care organizations ("DMOs") and dental practitioners operating under capitated or fixed fee arrangements. The Company also believes that Periostat is well positioned to meet the economic and therapeutic requirements of such DMOs and dental practitioners by providing a cost-effective therapy for periodontal disease management.

     Increased competition within the dental profession has created rapid adoption of new technologies. The Company believes that a new safe, painless, efficacious and cost-effective treatment will facilitate efforts by periodontists and dentists to attract and retain patients with periodontal disease.

STRATEGY

     The Company's primary objective is to become a leading provider of innovative medical therapies for the treatment of periodontal disease and other dental pathologies. The Company is pursuing the following strategy to achieve this objective:

     Develop Market Acceptance of Periostat. The Company will seek to gain broad market acceptance of Periostat as a safe, painless, efficacious and cost-effective therapy for periodontitis among periodontists, general dentists, third-party payors and patients. The Company plans to implement educational and awareness campaigns through the dissemination of scientific, clinical and patient outcomes data on Periostat. In addition, the Company intends to seek American Dental Association ("ADA") endorsement of Periostat.

     Establish a Sales and Marketing Organization. The Company intends to establish a dedicated dental sales force to market Periostat to DMOs in the United States. The Company also plans to market Periostat to both periodontists and general dentists in the United States through one or more of a direct sales force, independent sales representatives or a strategic partner. In addition, the Company intends to establish a network of sub-licensees or distributors to market and sell Periostat outside of the United States.

     Build Relationships with DMOs. The Company intends to establish relationships with selected DMOs by demonstrating the potential long-term savings that could result from more effective disease management through the use of Periostat, including early intervention for mild-to-moderate periodontitis. The Company believes that acceptance by DMOs of Periostat as a cost-effective therapy for the treatment of periodontal disease will offer a platform for practitioner education and influence general acceptance by dental practitioners.

     Acquire Complementary Technologies and Products. The Company is actively seeking to broaden its dental product line by in-licensing or acquiring high-quality diagnostic and therapeutic dental products complementary to Periostat. This would enable the Company to provide an integrated dental product line and leverage the Company's sales and marketing organization. In March 1996, the Company licensed on an exclusive, worldwide basis a proprietary formulation to treat gingivitis, a disease characterized by inflammation of the gums.

     Leverage Core Technology Through Strategic Partnering Arrangements. The Company intends to develop and commercialize non-dental therapeutic applications of its core technology through the establishment of corporate partnering arrangements. The Company has initiated a collaboration with the National Cancer Institute relating to cancer metastasis and has entered into an evaluation agreement relating to wound healing with Smith & Nephew Research Limited, a major U.K.-based wound treatment company.

PERIOSTAT

     The Company's primary focus to date has been on the development of Periostat, which the Company believes will be the first orally administered, systemically delivered pharmaceutical to treat adult periodontitis. Periostat, a 20mg dose of doxycycline, is a unique sub-antibiotic dosage strength that inhibits the chronic progressive tissue degradation characteristic of periodontal disease without exerting any anti-microbial effect. Periostat is intended to be taken orally by the patient, on an extended basis, between dental visits. Doxycycline is an active ingredient of several FDA-approved drugs and has been in use for approximately 30 years for the treatment of microbial infections and, along with other tetracyclines, has a well established safety record. The Company has completed three pivotal Phase III clinical trials on Periostat and plans to submit a NDA for Periostat during 1996. Based on these clinical trials, the Company believes that Periostat is a safe, efficacious, cost-effective therapy for the long-term treatment of periodontitis.

     The Company's Phase III clinical trials consisted of three parallel, separate, multi-centered, placebo-controlled, double-blinded clinical trials in patients with adult periodontal disease. A total of 436 patients were enrolled in the three clinical trials at 11 dental schools across the United States. These clinical trials were managed by an independent contract research organization and were conducted over a 12-month period. In each trial, patients were randomly assigned into groups that were administered Periostat or placebo capsules. At the outset of these trials, baseline measurements were taken of each of the clinical endpoints to be studied and each patient received a dental cleaning. Subsequent measurements were obtained at regular intervals and an additional dental cleaning was carried out after six months. Data were analyzed using conventional statistical techniques to establish whether significant differences existed between the Periostat-dosed groups and those receiving placebo by comparing data obtained at 12 months with baseline measurements. A confidence level of not less than 95% was used to establish whether statistically significant differences existed in clinical endpoints.

     The primary clinical endpoint of the clinical trials was the measurement of changes in clinical attachment level ("ALv"), a parameter defining the integrity of the connective tissue that anchors the tooth to the alveolar bone. This endpoint is the one most often recognized by the FDA to determine the validity of a claim for therapy of periodontal disease. The Company utilized two independent techniques in the clinical trials to measure ALv, manual probing and automated probing. Using the manual probing technique, ALv was measured at six separate probing sites around each tooth, regardless of whether disease was present or active. Therefore, in a typical mouth with 30 teeth, approximately 180 probing sites were measured. In contrast, using the automated probing technique, ALv was measured at only a subset of probing sites that exhibited active moderate-to-severe disease at the outset of the study.

     Each of the Phase III clinical trials demonstrated statistically significant improvements in ALv. The data observed using the manual probing technique revealed that the Periostat group exhibited an average improvement in ALv of 40% and 21% in probing sites with mild-to-moderate disease and severe disease, respectively, when compared with the placebo group. Similarly, the data from the subset of probing sites with active moderate-to-severe disease measured with the automated probe revealed that the Periostat group exhibited a greater than three-fold improvement in ALv when compared with the placebo group.

     Another significant primary clinical endpoint, the percentage of all probing sites that deteriorated by a clinically significant threshold of change, was studied using only the manual probe. Periostat was found to reduce the percentage of probing sites that deteriorated by a clinically significant amount. In addition, in those probing sites with normal attachment level, mild-to-moderate periodontal disease and severe periodontal disease, Periostat reduced the progression of the disease by 32%, 46% and 55%, respectively.

     Several other secondary clinical endpoints were measured and analyzed using the manual probing technique during the course of the Company's Phase III clinical trials. These included probing pocket depth (the distance from the gumline to the base of the periodontal pocket), the extent to which the gums bled when the periodontal pocket was probed (a common screen for the severity of periodontal disease) and the loss of alveolar bone (measured using a complex x-ray technique known as digital subtraction radiography). All of these secondary clinical endpoints generally exhibited statistically significant improvements in each of the three clinical trials and in the combined data.

     A further subset of the trials involved the measurement of ALv following SRP. SRP was conducted during the course of the study on certain probing sites exceeding a pre-defined threshold of attachment loss. Analysis of the data derived from this subset demonstrated that the placebo group required SRP on five times as many probing sites as the group receiving Periostat. Furthermore, the combination of SRP with Periostat exhibited a greater than three-fold improvement in ALv when compared to SRP alone. This finding is being further evaluated by the Company in additional clinical studies.

     The Company's three pivotal Phase III clinical trials were completed in December 1994. Since that time, the Company has been compiling the data, performing statistical analysis and conducting the additional testing necessary to complete its NDA for Periostat, which it plans to submit during 1996. There can be no assurance that the Company's NDA with respect to Periostat will be submitted in a timely manner or, if so submitted, that it will be approved by the FDA on a timely basis, or at all. Failure to obtain FDA approval of a NDA for Periostat would have a material adverse effect on the Company's business, financial condition and results of operations.

TECHNOLOGY

     The Company's core technology involves the pharmaceutical modulation of the activity of a broad class of enzymes known as matrix metalloproteinases ("MMPs"). MMPs are responsible for the normal turnover of collagen and other proteins that are integral components of a variety of connective tissues such as skin, bone, cartilage and ligaments.

     Under normal physiological conditions, the natural breakdown of collagen is regulated by the interaction between the degradative properties of MMPs and a group of naturally occurring biomolecules called tissue inhibitors of metalloproteinases ("TIMPs"), which modulate the level of MMP activity. In many pathological conditions, however, the balance between collagen production and degradation is disrupted resulting in the excessive loss of tissue collagen, a process called collagenolysis. One such example is the progressive destruction of the periodontal ligament and alveolar bone in periodontal disease. Similar degradative activity is associated with other disorders and conditions such as cancer metastasis, wounds, osteoarthritis, osteoporosis, rheumatoid arthritis and diabetic nephropathy.

     The Company's core technology is licensed on an exclusive basis from SUNY and results from the research of Drs. Lorne M. Golub and Thomas F. McNamara and their colleagues at the State University of New York at Stony Brook. These researchers demonstrated that tetracyclines can significantly reduce the pathologically excessive collagen degradation associated with periodontal disease. They also were able to demonstrate that this result was unrelated to the antibiotic properties of tetracyclines. Furthermore, they demonstrated that the administration of doses of antibiotic tetracyclines well below the dosage levels necessary to destroy microbes (sub-antibiotic doses) was still effective in preventing the loss of connective tissue in models of periodontal disease. Studies published in scientific journals support the hypothesis that the mechanism of action for this activity is the result, in part, of the direct binding of tetracyclines to certain metal binding sites associated with the MMP structure.

     Although commercially available antibiotic tetracyclines show effective anti-collagenolytic potential, long-term administration of these compounds at normal antibiotic doses can result in well-known complications of long-term antibiotic therapy, such as gastrointestinal disturbance, overgrowth of yeast and fungi, and the emergence of antibiotic-resistant bacteria. The Company's Phase III clinical trials using Periostat demonstrated that the administration of sub-antibiotic doses of doxycycline over a 12-month period exerted no anti-microbial effects. Thus, the use of this dosage strength provides the anti-collagenolytic effects without the complications of long-term antibiotic therapies.

     The Company's license from SUNY also covers a broad class of tetracyclines that have been chemically modified to retain and enhance their anti-collagenolytic properties but which have had the structural elements responsible for their antibiotic activity removed ("CMTs"). These compounds, which lack any antibiotic activity, have shown potential in a number of pre-clinical models of excessive connective tissue breakdown. The Company's current research and development programs are focused on the use of CMTs in drug therapies for potential applications where more potent doses of tetracyclines may enhance the efficacy of the treatment. See
"-- Other Potential Applications."

OTHER POTENTIAL APPLICATIONS

     The Company's research and discoveries relating to CMTs have yielded other potential therapeutic programs which the Company intends to develop and commercialize through the establishment of corporate partnering arrangements. The Company believes that its core technology may be utilized to develop therapies for other diseases and conditions which, like periodontal disease, are characterized by the progressive destruction of connective tissues of the body, such as cancer metastasis, wounds, osteoarthritis, osteoporosis, rheumatoid arthritis and diabetic nephropathy.

     Cancer Metastasis

     Cancer metastasis is the spread of cancer cells from a diseased organ to the lymphatic or circulatory system, where such cells then migrate throughout the body causing cancer to develop in other organs. Tumor cell invasion is a complex process that involves the destruction of the basement membrane, or structural support tissue, of the lymphatic or circulatory system, and the migration of tumor cells to secondary sites, followed by proliferation of these cells. Data from recent pre-clinical studies sponsored by the Company at two major universities suggest that several of the Company's CMT drug candidates have potent activity in models of cancer invasion.

     These studies also demonstrated that the inhibition of certain MMP activity by conventional tetracyclines and CMTs results in a decreased ability of tumor cells to invade the lung in models of metastasis. In addition, CMTs have been shown to modulate the specific type of MMP isolated from human lung cancer cells, the activity of which has been correlated with the metastatic potential of tumors. Pre-clinical studies are in progress in animal models of metastasis, and initial results suggest that a number of the Company's compounds show efficacy in these models.

     The National Cancer Institute (the "NCI") has informed the Company that it intends to perform pharmacology, toxicology and Phase I clinical trials using one of the Company's CMTs for the prevention of cancer metastasis. The Company currently is negotiating the terms and conditions of a collaborative research and development agreement with the NCI.

     Wound Repair

     The repair of the connective tissue in response to acute injury involves the remodeling of collagen and related proteins. The Company has generated data in pre-clinical studies conducted at SUNY which suggest the potential utility of certain of its compounds in facilitating this process. To further explore this application, the Company has entered into an evaluation agreement with Smith & Nephew Research Limited ("Smith & Nephew"), a major U.K.-based wound treatment company, pursuant to which Smith & Nephew will seek to validate the preliminary efficacy data developed at SUNY in the field of wound repair. The Company has granted to Smith & Nephew a right of first negotiation with respect to certain compounds in the field of wound repair.

     Osteoarthritis

     Osteoarthritis is a progressive, degenerative joint disease involving the breakdown of the synovial cartilage in the joint. Trauma, resulting in joint instability, most often is the cause of this disease, which results in the gradual destruction of bone and especially of collagen. Several pre-clinical studies carried out by the Company in collaboration with a major teaching hospital and other institutions have demonstrated that the use of the Company's compounds inhibit the loss of synovial cartilage in the joint.

     Osteoporosis

     Osteoporosis is characterized by reductions in both the amount and strength of bone tissue due to the loss of calcium from the bone, resulting in susceptibility to fracture. A pre-clinical study carried out by the Company in collaboration with a major university demonstrated that many of the Company's CMTs inhibit bone resorption, or the loss of bone tissue, in various experimental models.

     Rheumatoid Arthritis

     Rheumatoid arthritis is a chronic inflammatory joint disease with many pathophysiological similarities to periodontal disease. Substantial evidence implicates collagenase, an MMP, as a cause of bone, joint and tissue destruction in this disease. Several animal studies carried out by the Company and SUNY in collaboration with a major teaching hospital have demonstrated that the use of the Company's CMTs significantly reduced radiographic evidence of cartilage and bone destruction in the joint that correlated with the normalization of MMP activity.

     Diabetic Nephropathy

     Nephropathy is one of the most serious secondary complications of diabetes. This condition results in the progressive loss of kidney function, requiring dialysis or a kidney transplant to maintain survival, and frequently leads to end-stage renal disease. The destruction observed in diabetic nephropathy is associated with elevated levels of MMPs which degrade the basement membrane of the kidney, causing it to lose its ability to effectively act as a filter. An early indicator of kidney disease is proteinuria, which is the excretion of protein in the urine. Animal model studies conducted by SUNY have shown that the administration of CMTs significantly reduces the severity of proteinuria and the Company believes such administration reduces the collagenolytic activity in the glomerulus, which is the structure within the kidney that prevents proteinuria.

MARKETING

     The Company intends to establish a dedicated dental sales force, with expertise in sales and third-party reimbursement, to market Periostat to DMOs in the United States. The Company also plans to market Periostat to both periodontists and general dentists in the United States through one or more of a direct sales force, independent sales representatives or a strategic partner. In addition, the Company intends to establish a network of sub-licensees or distributors to market and sell Periostat outside of the United States. In order to provide an integrated dental product line and leverage the Company's sales and marketing organization, the Company is actively seeking to in-license or acquire high-quality diagnostic and therapeutic dental products complementary to Periostat.

     The Company plans to implement a broad-based marketing program with special emphasis on educational programs through the dissemination of scientific, clinical and patient outcomes data on Periostat and periodontal disease. These marketing programs will focus on establishing broad market acceptance of Periostat among periodontists, general dentists, third-party payors and patients. In addition, the Company intends to seek ADA endorsement of Periostat.

     The commercial success of Periostat will be dependent, in part, upon the availability of government or private third-party reimbursement for the product. Prior to approving coverage for a new drug product, most third-party payors require evidence that the product is safe and effective, not experimental or investigational. The Company believes that third-party reimbursement may be available for Periostat. The Company, however, currently has no history in obtaining reimbursement in the United States or other countries.

     The Company currently does not have any sales and marketing personnel. There can be no assurance that the Company will be able to recruit and retain qualified sales and marketing personnel, foreign sub-licensees or distributors or marketing partners or that the Company's marketing and sales efforts will be successful.

RESEARCH AND DEVELOPMENT

     The Company conducts a broad-based research and drug discovery program through its collaborations with corporate partners, researchers, universities, medical institutions and leading scientists. Pharmaceutical development activities are carried out primarily by contract research organizations at the direction of the Company. Historically, the Company's research has focused on the inhibition of collagenolytic activity with particular emphasis on periodontal disease. The Company maintains an ongoing research relationship with SUNY relating to tetracyclines, including CMTs, and their effect on connective tissue disorders. The Company receives certain proprietary rights to inventions or discoveries that arise as a result of this research. The Company's current research and development objective is to develop additional products utilizing its CMT technology. See "--Technology" and "--Other Potential Applications."

     The Company has entered into an agreement with a contract research organization pursuant to which such entity performs a majority of the Company's clinical development, data management and regulatory affairs activities. Either party may terminate such agreement on 90 days prior written notice. The Company's research and development expenditures were approximately $1.9 million, $1.9 million and $3.6 million in 1993, 1994 and 1995, respectively, and $976,000 for the three months ended March 31, 1996. Of such amounts, $0, $629,000, $1,679,000 and $450,000 were incurred under this agreement for such periods.

MANUFACTURING AND SUPPLIERS

     The Company relies on third-party contract manufacturers to produce doxycycline, the active drug ingredient in Periostat, and for the commercial manufacturing of Periostat. The Company has entered into a manufacturing agreement with Applied Analytical Industries, Inc. ("AAI"), in Wilmington, North Carolina for the manufacture of Periostat. AAI supplies a portion of the products used in the Company's Phase III clinical trials. This agreement, which requires the Company to purchase minimum amounts of Periostat, terminates three years from the date of the initial product launch and automatically extends for consecutive one-year periods unless 12-month prior written notice is provided before the expiration of the applicable term. AAI is required to comply with GMP requirements.

     The Company has entered into a supply agreement with Hovione International Limited ("Hovione") pursuant to which the active ingredient in Periostat, doxycycline, is supplied by Hovione from its offshore facilities. Hovione supplies a substantial portion of the doxycycline used in the United States from two independent, FDA-registered and approved facilities, providing for a back-up supply in the event that one facility is unable to manufacture. The supply agreement is in effect until January 25, 2000 and will automatically renew for successive two-year periods unless, 90 days prior to the expiration of any such periods, either party gives the other party written notice of termination. In addition, in the event of a default, uncured for 90 days, the non-defaulting party can terminate the agreement effective immediately at the end of such 90-day period. The Company relies on Hovione as its sole supplier of doxycycline.

     There can be no assurance that the Company will be able to enter into or maintain supply or manufacturing agreements on acceptable terms, if at all. In the event that the Company is unable to obtain sufficient quantities of doxycycline or Periostat on commercially reasonable terms, or in a timely manner, or if the Company's suppliers fail to comply with GMP, the Company's business, financial condition and results of operations would be materially adversely affected. See "--Government Regulation."

PATENTS, TRADE SECRETS AND LICENSES

     The Company's success will depend in part on patent and trade secret protection for its technologies, products and processes, and on its ability to operate without infringement of proprietary rights of other parties both in the United States and in foreign countries. Because of the substantial length of time and expense associated with bringing new products through development to the marketplace, the pharmaceutical industry places considerable importance on obtaining and maintaining patent and trade secret protection for new technologies, products and processes.

     The Company depends on the SUNY License for all of its core technologies. The SUNY License grants the Company an exclusive worldwide license to make and sell products employing tetracyclines that are designed or utilized to alter a biological process. Eleven U.S. patents and four U.S. patent applications held by SUNY are licensed to the Company under the SUNY License. The Primary Patent claims methods of use of conventional tetracyclines to inhibit pathologically excessive collagenolytic activity, while the Secondary Patent claims methods of use of tetracyclines which have no antibiotic activity. The nine other U.S. patents relate to the compositions of certain chemically modified tetracyclines with anti-collagenolytic properties, methods of use of tetracyclines to reduce bone loss and methods of use of teracyclines to enhance bone growth. SUNY did not apply in foreign countries for patents corresponding to the Primary Patent but has obtained patents that correspond to the Secondary Patent in Australia, Canada and certain European countries. A patent application corresponding to the Secondary Patent is pending in Japan. SUNY also has obtained patents in certain European countries, Canada and Japan and has pending patent applications in certain other foreign countries which correspond to its U.S. patents relating to methods of use of tetracyclines to reduce bone loss. All of SUNY's U.S. and foreign patents expire between 2004 and 2012. The Company's rights under the SUNY License are subject to certain statutory rights of the U.S. government resulting from federal support of research activities at SUNY. The failure to obtain and maintain patent protection may mean that the Company will face increased competition in the United States and in foreign countries. The SUNY License is terminable by SUNY on 90 days prior notice only upon the Company's failure to make timely payments, reimbursements or reports, if the failure is not cured by the Company within 90 days. The termination of the SUNY License, or the failure to obtain and maintain patent protection for the Company's technologies, would have a material adverse effect on the Company's business, financial condition and results of operations.

     One of the U.S. patents and a corresponding Japanese patent application licensed to the Company under the SUNY License are owned jointly by SUNY and a Japanese company. These patent rights, which expire in 2012, cover particular CMTs (the "Jointly Owned CMTs") that were involved in research activities between SUNY and the Japanese company. The Japanese company may have exclusive rights to these Jointly Owned CMTs in Asia, Australia and New Zealand and may have a non-exclusive right to exploit these Jointly Owned CMTs in other territories. These Jointly Owned CMTs are not involved in the Company's Periostat product but could, in the future, prove to be important for one or more of the Company's other potential applications of its technology. If the Company does incorporate the Jointly Owned CMTs in any future product, it may be precluded from marketing these products in Asia, Australia and New Zealand and could experience increased competition in other markets from the joint owner.

     In consideration of the license granted to the Company, the Company: (i) issued to SUNY 78,948 shares of Common Stock; and (ii) has agreed to pay SUNY royalties on the net sales of products employing tetracyclines, with minimum annual royalty payments per year. The term of the license is: (i) until the expiration of the last to expire of the licensed patents in each country; or
(ii) until 20 years from the first commercial sale of any collagenase inhibition-related product by the Company for know-how, at which time the Company has a fully paid, non-exclusive license.

     The Company intends to enforce its patent rights against third-party infringers. Due to the general availability of generic tetracyclines for use as antibiotics, the Company could become involved in infringement actions, which could entail substantial costs to the Company. Regardless of the outcome, defense and prosecution of patent claims is expensive and time consuming, and results in the diversion of substantial financial, management and other resources from the Company's other activities. Although federal law prohibits the promotion or marketing of pharmaceuticals for unauthorized uses, there can be no assurance that practitioners will not prescribe or patients will not obtain generic forms of doxycycline and divide the tablets into smaller doses instead of obtaining a prescription for Periostat.

     The patent positions of pharmaceutical firms, including the Company, are generally uncertain and involve complex legal and factual questions. Consequently, as to the patent applications licensed to it, even though the Company currently is prosecuting such patent applications with U.S. and foreign patent offices, the Company does not know whether any of such applications will result in the issuance of any additional patents or, if any additional patents are issued, whether they will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific and patent literature tend to lag behind actual discoveries by several months, the Company cannot be certain that it was the first creator of inventions covered by pending patent applications or that it was the first to file patent applications for such inventions.

     There can be no assurance that patent applications to which the Company holds rights will result in the issuance of patents, that any patents issued or licensed to the Company will not be challenged and held to be invalid, or that any such patents will provide commercially significant protection to the Company's technology, products and processes. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information not covered by patents to which the Company owns rights or obtain access to the Company's know-how, or that others will not be issued patents which may prevent the sale of one or more of the Company's products, or require licensing and the payment of significant fees or royalties by the Company to third parties in order to enable the Company to conduct its business. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, the Company could be prevented from selling its products or could be required to obtain licenses from the owners of such patents. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company. The Company's failure to obtain these licenses would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's success also is dependent upon know-how, unpatentable trade secrets, and the skills, knowledge and experience of its scientific and technical personnel. The Company requires all employees to enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company and require disclosure and assignment to the Company of their ideas, developments, discoveries and inventions. In addition, the Company seeks to obtain such agreements from its consultants, advisors and research collaborators. There can be no assurance that adequate protection will be provided for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. The Company occasionally provides information and chemical compounds to research collaborators in academic institutions, and requests that the collaborators conduct tests in order to investigate certain properties of the compounds. There can be no assurance that the academic institutions will not assert intellectual property rights in the results of the tests conducted by the research collaborators, or that the academic institutions will grant licenses under such intellectual property rights to the Company on acceptable terms. If the assertion of intellectual property rights by an academic institution can be substantiated, failure of the academic institution to grant intellectual property rights to the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

     The Company's activities and product candidates are subject to extensive and rigorous regulation by a number of governmental entities in the United States, primarily the FDA, and by comparable authorities in other countries. These governmental entities regulate, among other things, research and development activities and the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising, promotion, distribution and sale of prescription drug products. Different types of FDA regulation apply to various drug products, depending upon whether they are marketed only upon the order of a physician (prescription drugs) or over-the-counter, are biological or antibiotic drugs or are controlled drugs, such as narcotics. Product development and approval within this regulatory framework takes a number of years, involves the expenditure of substantial resources and is uncertain. Many products that initially appear promising ultimately do not reach the market because they are not found to be safe or effective, as demonstrated by testing required by government regulation during the development process. In addition, there can be no assurance that this regulatory framework will not change or that additional regulation will not arise at any stage of the Company's product development that may affect approval, delay an application or require additional expenditure by the Company. Moreover, even if approval is obtained, failure to comply with present or future regulatory requirements, or new information adversely reflecting on the safety or effectiveness of the approved drug, can lead to FDA withdrawal of approval to market the product. Failure to comply with applicable FDA and other regulatory requirements can result in sanctions being imposed on the Company or the manufacturers of its products, including warning letters, product recalls or seizures, injunctions, refusals to permit products to be imported into or exported out of the United States, refusals of the FDA to grant pre-market approval of drugs or to allow the Company to enter into government supply contracts, withdrawals of previously approved marketing applications and criminal prosecutions.

     The activities required before a new drug product may be marketed in the United States begin primarily with pre-clinical testing. Pre-clinical tests include laboratory evaluation of product chemistry and other characteristics and animal studies to assess the potential safety and efficacy of the product as formulated. Many pre-clinical studies are regulated by the FDA under Good Laboratory Practice ("GLP") regulations. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring such studies to be replicated. The Company's pre-clinical studies were conducted in accordance with GLP regulations.

     The entire body of pre-clinical development work necessary to administer investigational drugs to human volunteers or patients is summarized in an IND submission to the FDA. FDA regulations provide that human clinical trials may begin 30 days following submission and receipt of an IND, unless the FDA advises otherwise or requests additional information, clarification or additional time to review the IND submission. There is no assurance that the submission of an IND will eventually allow a company to commence clinical trials. Once trials have commenced, the FDA may stop the trials, or particular types of trials, by placing a "clinical hold" on such trials because of concerns about, for example, the safety of the product being tested or the adequacy of the trial design. Such holds can cause substantial delay and, in some cases, may require abandonment of a product. Clinical testing involves the administration of the drug to healthy human volunteers or to patients under the supervision of a qualified principal investigator, usually a physician, pursuant to a FDA reviewed protocol. Each clinical study is conducted under the auspices of independent Institutional Review Boards ("IRBs") at the institutions at which the study will be conducted. An IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution. Human clinical trials typically are conducted in three sequential phases, but the phases may overlap. Phase I trials consist of testing the product in a small number of patients or normal volunteers, primarily for safety, in one or more dosages, as well as characterization of a drug's pharmacokinetic and/or pharmacodynamic profile. In Phase II, in addition to safety, the efficacy of the product is evaluated in a patient population. Phase III trials typically involve additional testing for safety and clinical efficacy and an expanded population at geographically dispersed sites. A clinical plan, or "protocol," accompanied by the approval of an IRB, must be submitted to the FDA prior to commencement of each clinical trial. All patients involved in the clinical trial must provide informed consent prior to their participation.

     A company seeking FDA approval to market a new drug must file a NDA with the FDA pursuant to the Federal Food, Drug and Cosmetic Act. In addition to reports of the pre-clinical and clinical trials conducted under the FDA-approved IND, the NDA includes information pertaining to the preparation of the drug substance, analytical methods, drug product formulation, details on the manufacture of finished products as well as proposed product packaging and labeling. Submission of a NDA does not assure FDA approval for marketing. The application review process generally takes one to three years to complete, although reviews of treatments for cancer and other life-threatening diseases may be accelerated or expedited. However, the process may take substantially longer if, among other things, the FDA has questions or concerns about the safety or efficacy of a product. In general, the FDA requires at least two properly conducted, adequate and well-controlled clinical studies demonstrating efficacy with sufficient levels of statistical assurance. However, additional information may be required. For example, the FDA also may request long-term toxicity studies or other studies relating to product safety or efficacy. Notwithstanding the submission of such data, the FDA ultimately may decide that the application does not satisfy its regulatory criteria for approval. Finally, the FDA may require additional clinical tests following NDA approval to confirm safety and efficacy (Phase IV clinical trials).

     In late 1995, the FDA requested that the Company conduct additional animal studies regarding certain effects associated with the long-term dosing of doxycycline and that the data be included in the Company's NDA submission. Such animal studies currently are being conducted. Any delay in the completion of such studies would delay the Company's NDA submission and any such delay, if extended, could have a material adverse effect on the Company's business, financial condition and results of operations. The FDA also requested that a post-approval, post-marketing animal study related to long-term dosing be conducted.

     The FDA may, in some circumstances, impose restrictions on the use of a drug, which restrictions may be difficult and expensive to administer. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. After a product is approved for a given indication in a NDA, subsequent new indications or dosages for the same product are reviewed by the FDA by the filing of a NDA supplement. The NDA supplement is much more focused than the NDA and deals primarily with safety and effectiveness data related to the indication or dosage, and labeling information for the new indication. Finally, the FDA requires reporting of certain information that becomes known to a manufacturer of an approved drug.

     The FDA does not permit a manufacturer or distributor to market or promote an approved drug product for an unapproved "off label" use or dosage level. Therefore, any company that markets or promotes doxycycline for use in the treatment of adult periodontitis in an unapproved dosage level (for example, a 50mg scored tablet) without first obtaining FDA approval for such use and dosage would be subject to regulatory action. Generally, the FDA, under its "practice of medicine" policy, does not prohibit a physician, dentist or other licensed practitioner from prescribing an approved drug product for an unapproved use or dosage. Nor does the FDA generally regulate the practice of pharmacy where the pharmacist fills a prescription issued by a licensed practitioner for an individual patient. There can be no assurance that the FDA or a state agency regulating the practice of medicine would initiate regulatory action against a licensed practitioner for prescribing doxycycline in the currently available dosage for use in the treatment of adult periodontitis.

     The Drug Price Competition and Patent Term Restoration Act of 1984 provides for abbreviated approval requirements for generic drugs, exclusivity protection for innovative products that prevents FDA approval of generic versions, and patent extension for a certain period of time that it takes to obtain FDA approval. The Company believes that Periostat will be treated by the FDA as a "new drug," rather than as an "antibiotic," primarily because the drug currently is under review by the Division of Dermatological and Dental Drug Products, not by the Division of Anti-Infective Drug Products. Therefore, Periostat may be entitled to a three-year period of marketing exclusivity before generic versions can be approved by the FDA for commercial sale if the Company is first in obtaining FDA marketing approval for an oral dosage form containing 20mg of doxycycline for the treatment of adult periodontitis and the FDA determines that the clinical investigations conducted by or for the

Company are essential to approval of the marketing application. There can be no assurance, however, that Periostat will not be treated by the FDA as an "antibiotic" or that the Company will be able to satisfy the other criteria for obtaining three-year marketing exclusivity, in which case no exclusivity period or patent-term extension will be available. In this case, the Company would have to rely solely on its patent protection. In addition, the Company will be subject to certain user fees that the FDA is authorized to collect under the Prescription User Fees Act of 1992 for reviewing NDAs and other marketing applications.

     Among the requirements for product approval is the requirement that the prospective manufacturer conform to GMP regulations. In complying with the GMP regulations, manufacturers must continue to expend time, money and effort in product, record-keeping and quality control to assure that the product meets applicable specifications and other requirements. The FDA periodically inspects manufacturing facilities in the United States in order to assure compliance with applicable GMP requirements. Foreign manufacturers also are inspected by the FDA if their drugs are marketed in the United States. Failure of the Company's foreign supplier of the active ingredient used in the manufacture of the Company's products or failure of the Company's manufacturer of its finished dosage form products to comply with the GMP regulations or other FDA regulatory requirements would have a material adverse effect on the Company's business, financial condition or results of operations.

     The product testing and approval process is likely to take a substantial number of years and involves expenditure of substantial resources. There can be no assurance that any approval will be granted on a timely basis, or at all. The FDA also may require post-marketing testing and surveillance to monitor the record of the product and continued compliance with regulatory requirements. Upon approval, a prescription drug may only be marketed for the approved indications in the approved dosage forms and at the approved dosage. Adverse experiences with the product must be reported to the FDA.

     In addition to the applicable FDA requirements, the Company is subject to foreign regulatory authorities governing clinical trials and drug sales. Whether or not FDA approval has been obtained, approval of a pharmaceutical product by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of the product in those countries. The approval process varies from country to country and the time required may be longer or shorter than that required for FDA approval.

COMPETITION

     The pharmaceutical industry is subject to intense competition as well as rapid and significant technological change. While the Company believes that there are no other products for the treatment of periodontal disease which operate through systemic delivery of therapeutics designed to reduce connective tissue destruction, the Company is aware of companies that have developed or are developing products that may compete in the same market. The Company believes that a significant competitive factor is the relative speed with which the Company can complete the approval process and, if Periostat is approved, supply commercial quantities of the product to the market. In addition, the Company expects that competition in the periodontal area will be based on other factors, including product efficacy, safety, cost-effectiveness, ease of use, patient discomfort, availability, price and patent position.

     Many of the Company's potential competitors have substantially greater financial, technical and human resources than the Company and may be better equipped to develop, manufacture and market products. These companies may develop and introduce products and processes competitive with or superior to those of the Company.

EMPLOYEES

     The Company historically has relied upon consultants to perform many of its operating activities and has outsourced its manufacturing, clinical trials, NDA preparation and other activities. As of March 31, 1996, the Company employed five persons. Each of its management personnel has had prior experience with pharmaceutical, biotechnology or medical products companies. The Company intends to increase its sales and marketing staff and to continue to outsource many of the activities which it historically has outsourced. None of the Company's employees are covered by collective bargaining agreements. All of the Company's employees are covered by confidentiality agreements. The Company considers relations with its employees to be excellent. See "Management -- Indemnification Agreements and Non-Competition, Non-Disclosure and Invention Assignment Agreements."

PROPERTIES

     The Company owns no real property. The Company leases 2,700 square feet of office space in Newtown, Pennsylvania. The Company's facility contains all of its executive and administrative offices. This lease expires on December 31, 1996.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

               NAME                    AGE                           POSITION
               ----                    ---                           --------
Helmer P.K. Agersborg, Ph.D........    67        Chairman of the Board
Brian M. Gallagher, Ph.D...........    48        President, Chief Executive Officer and Director
Robert A. Ashley...................    38        Vice President, Commercial Development
Nancy C. Broadbent.................    41        Chief Financial Officer, Treasurer and Secretary
Robert J. Easton(1)................    51        Director
James E. Daverman(2)...............    46        Director
Stephen W. Ritterbush, Ph.D.(1)(2)...  49        Director
Pieter J. Schiller(2)..............    58        Director
Terence E. Winters, Ph.D.(1).......    54        Director

- ---------------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

     All executive officers of the Company are elected annually by the Board of Directors and serve until their successors are duly elected and qualified. All directors hold office until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. There are no family relationships among any of the executive officers and directors of the Company.

     Dr. Agersborg has been Chairman of the Company's Board of Directors since March 1992 and served as its Chief Executive Officer and President until April 1994. Dr. Agersborg also serves as President and Chief Executive Officer of Afferon Corporation, Fieldcastle, Inc. and Maret Corporation, having joined such companies in September 1992, January 1992 and September 1994, respectively. Each of such companies engages in pharmaceutical development. From May 1988 until his retirement in June 1990, Dr. Agersborg was the President of Wyeth-Ayerst Laboratories Division of American Home Products Corporation ("AHP"). Prior to that, his responsibilities with AHP included the development of NDA submissions with the FDA.

     Dr. Gallagher joined the Company in April 1994 as President and Chief Executive Officer and was elected to the Board of Directors in November 1994. From 1988 until joining the Company, Dr. Gallagher was employed by Bristol-Myers Squibb Company ("BMS") and its predecessor, Squibb Corporation, in various executive positions including strategic planning, worldwide product and business development and marketing. Since 1991, Dr. Gallagher was Vice President and General Manager of Squibb Diagnostics, the in vivo imaging pharmaceutical division where he was responsible for drug development, including filing NDAs with the FDA and other regulatory authorities worldwide. Prior to that, Dr. Gallagher served for ten years with E.I. DuPont de Nemours & Co. in a variety of pharmaceutical research, development, marketing and business management positions.

     Mr. Ashley joined the Company in September 1994 as Vice President, Commercial Development. From 1989 until joining the Company, he was employed by BMS and its predecessor, Squibb Corporation, in various positions including product development, commercial and business development and, most recently, as Director, Business Development where he was responsible for the worldwide product and market development of several new drugs. From 1979 to 1989, Mr. Ashley held various positions at Amersham International (UK) Ltd., including research, development, manufacturing, sales and marketing positions, as well as worldwide product development and product launch positions.

     Ms. Broadbent joined the Company in March 1996 as Chief Financial Officer, Treasurer and Secretary. From October 1994 until joining the Company, Ms. Broadbent served as Senior Vice President, Chief Financial Officer and director of Human Genome Sciences, Inc., a biotechnology company. From January 1993 to October 1994, she served as Vice President and Chief Financial Officer of Cangene Corporation, a biopharmaceutical company. From January 1992 through December 1992, Ms. Broadbent served as an independent financial consultant. From March 1990 to December 1991, she was employed by Baring Brothers & Co., Inc., initially as Senior Vice President and then as Executive Director, Corporate Finance. Prior to that, Ms. Broadbent served for nine years in corporate finance positions with Salomon Brothers, Inc and PaineWebber Incorporated.

     Mr. Easton has been a director of the Company since November 1993. He is Managing Director of The Wilkerson Group, Inc., a major health care consulting firm, where he has served in such capacity since 1986. Mr. Easton is a former President of the Biomedical Marketing Association.

     Mr. Daverman has been a director of the Company since November 1995. He is a managing general partner of Marquette Venture Partners ("MVP"), a venture capital investment company, and has been with MVP since January 1987. Mr. Daverman is a general partner of Marquette Management Partners, the general partner of Marquette Venture Partners, L.P. and a general partner of MG II, L.P., the general partner of Marquette Venture Partners II, L.P. and MVP II Affiliates Fund, L.P. He is a member of the Board of Directors of the Technology Advisory Group of the Technology Management Office of the University of Michigan. Mr. Daverman is a member of the Board of Directors of PCS Development Corporation.

     Dr. Ritterbush has been a director of the Company since its founding in January 1992. He is managing general partner of Fairfax Partners/The Venture Fund of Washington, L.P., a venture capital fund, which he co-founded in 1989.

     Mr. Schiller has been a director of the Company since September 1995. He joined Advanced Technology Ventures ("ATV"), a venture capital fund, in September 1986 and is currently a general partner of various ATV funds. He is a director of Anthra Pharmaceuticals, Afferon Corporation, Avicenna Systems Corporation, HealthShare Technology, Inc. and Novoste Corporation.

     Dr. Winters has been a director of the Company since its founding in January 1992. He is a general partner of Columbine Venture Funds, a venture capital fund, of which he was a founder in 1983. He also serves as a director of Afferon Corporation, Maret Corporation and Melanotan Corporation.

     The Board of Directors has a Compensation Committee, which approves salaries and incentive compensation for executive officers of the Company and which administers the Company's stock option plans, and an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent accountants.

CLINICAL ADVISORY BOARD

     The Company's Clinical Advisory Board (the "CAB") consists of individuals with recognized expertise in the fields of periodontal disease, general dental science, biochemistry and related fields who advise the Company principally about clinical affairs. Members of the CAB consult and meet with Company management informally and at periodic meetings. All members of the CAB are employed by employers other than the Company and have commitments to or consulting or advisory agreements with other entities that limit their availability to the Company. These companies also may be competitors of the Company. Although members of the CAB may devote significant time and energy to the affairs of the Company, no member of the CAB is expected to devote more than a small portion of his time to the Company. The following persons are members of the Company's CAB:

     Timothy Blieden, D.D.S., M.S., Ph.D. Dr. Blieden is an Assistant Professor in the Department of Periodontology at the Eastman Dental Center, University of Rochester where he is a Clinical Instructor of Graduate Periodontics. Dr. Blieden has conducted numerous research studies for pharmaceutical companies evaluating anti-plaque and anti-microbial oral rinse products and host modulating agents for the treatment of periodontitis. Dr. Blieden received his D.D.S. from Loyola University, Chicago and his M.S. and Ph.D. in Immunology from the University of Rochester. Dr. Blieden also maintains a private periodontal practice in Rochester.

     Jack Caton, D.D.S., M.S. Dr. Caton is the Chair and Professor in the Department of Periodontology at the Eastman Dental Center, University of Rochester. Dr. Caton has served on the Executive Council of the American Academy of Periodontology and recently was elected Secretary of such academy. Dr. Caton has conducted many studies evaluating various treatment modalities for periodontitis and other diseases involving the periodontium. Dr. Caton received his D.D.S. from the University of California at San Francisco and his M.S. in Periodontology from the University of Rochester. He is a Diplomate and former Chairman of the American Board of Periodontology. Dr. Caton also maintains a private periodontal practice in Rochester.

     Sebastian Ciancio, D.D.S. Dr. Ciancio is the Chairman of the Department of Periodontics and Clinical Professor of Pharmacology in the Schools of Medicine and Dental Medicine at the State University of New York at Buffalo. Dr. Ciancio has served as President, American Academy of Periodontology and Chairman, Council on Dental Therapeutics, American Dental Association. Dr. Ciancio has conducted many studies evaluating a variety of treatment modalities for diseases of the periodontium. He is also a Diplomate of the American Board of Periodontology and has authored and contributed to many dental textbooks. Dr. Ciancio also held the rank of Captain in the U.S. Army Dental Corps. Dr. Ciancio received his D.D.S. and Certificate in Periodontology from the State University of New York at Buffalo.

     Chester W. Douglas, D.M.D., Ph.D., M.P.H. Dr. Douglas is the Chairman of the Department of Oral Health Policy in the School of Dental Medicine and Professor in the Department of Epidemiology in the School of Public Health at Harvard University. Dr. Douglas has served as President, Vice President and Treasurer of the American Board of Public Health Association. Dr. Douglas has over 60 publications in the areas of dental and periodontal policy and pharmacoeconomics. Dr. Douglas received his D.M.D. from Temple University and his Ph.D. and M.P.H. from the University of Michigan.

     Lorne M. Golub, D.M.D., M.S. Dr. Golub is a Professor in the Department of Oral Biology and Pathology and Associate Dean for Research in the School of Dental Medicine at the State University of New York at Stony Brook. Dr. Golub is known for his research on gingival crevicular fluid analytes and tissue destructive proteinases in gingival collagen metabolism and the discovery of the anti-collagenolytic activity of tetracycline analogs. Dr. Golub has won several awards for his research including the MERIT award from the National Institute of Dental Research, an Academic Excellence award from New York State and the Birnberg Dental Research Award from Columbia University. He has authored over 180 publications in various dental, medical and biologic journals and most recently, he was the co-editor of a text on collagenase inhibitors published by the New York Academy of Sciences. Dr. Golub received his D.M.D. and M.S. from the University of Manitoba and his Certificate in Periodontology from Harvard University.

     M. John Novak, B.D.S., L.D.S., M.S., Ph.D. Dr. Novak is Chairman and Associate Professor of the Department of Periodontics at the University of Pittsburgh. Dr. Novak has conducted numerous studies of treatments for diseases of the periodontium and basic immunology and microbiology research relating to periodontal disease. He is a Diplomate of the American Board of Periodontology. Dr. Novak received his B.D.S. from the University of London, his L.D.S. from the Royal College of Surgeons and his M.S. and Ph.D. in Microbiology from the University of Rochester.

     Alan M. Polson, D.D.S., D.M.D., L.D.S., M.S., M.A. Dr. Polson is currently the Chairman of the Department of Periodontology and the D. Walter Cohen Professor of Periodontics in the School of Dental Medicine at the University of Pennsylvania. Dr. Polson has served as President, Periodontal Research Group, American Association of Dental Research, and Vice President and Director of Clinical Research, Atrix Laboratories. Dr. Polson has conducted many periodontal research studies and is the author of over 200 publications. He also is a Diplomate of the American Board of Periodontology. Dr. Polson received his D.D.S. from the University of London, his D.M.D. from the University of Pennsylvania, his L.D.S. from the Royal College of Surgeons, his M.S. in Periodontology from the University of Rochester and his M.A. from the University of Pennsylvania.

DIRECTORS' COMPENSATION

     Helmer P.K. Agersborg is paid $36,000 per year for his services as Chairman of the Board. The Wilkerson Group, Inc. receives $1,500 per meeting for each meeting of the Board of Directors attended by Mr. Easton. No other directors receive cash compensation for services on the Board of Directors. The Company provides reimbursement to directors for reasonable and necessary expenses incurred in connection with attendance at meetings of the Board of Directors and other Company business.

     In addition, the Company granted to Dr. Agersborg options to purchase 60,625, 28,084 and 22,500 shares of Common Stock on March 1, 1992, September 1, 1993 and March 1, 1995, respectively, at exercise prices of $0.20, $0.20 and $0.335, respectively. Of such options, an aggregate of 88,709 have been exercised. The remaining options vested to the extent of 7,500 shares on March 1, 1996 and will vest to the extent of 7,500 shares on each of March 1, 1997 and 1998. The Company granted to Mr. Easton options to purchase 7,500 shares of Common Stock on each of January 1, 1994 and October 1, 1995 at exercise prices of $0.20 and $1.20, respectively. Of such options, 7,500 have been exercised and the remaining 7,500 vest to the extent of 2,500 shares per year commencing October 1, 1996.

1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     On March 22, 1996, the Board of Directors approved and, on March 29, 1996, the stockholders adopted, the Company's Non-Employee Director Plan. The Non-Employee Director Plan currently provides for the grant of options to purchase a maximum of 109,000 shares of Common Stock of the Company to non-employee directors of the Company.

     Each person who is a director of the Company on the effective date of the Company's initial public offering or who becomes a director of the Company thereafter, and who is not also an employee or officer of the Company, shall be granted, on the effective date or the date on which he or she becomes a director, whichever is later, an option to purchase 10,000 shares of Common Stock, at an exercise price per share equal to the then fair market value of the shares. No subsequent grants are permitted to such individuals under the Non-Employee Director Plan. All options become exercisable in five equal annual installments commencing one year after the date of grant provided that the optionee then remains a director at the time of vesting of the installments. The right to exercise annual installments of options will be reduced proportionately based on the optionee's actual attendance at directors' meetings if the optionee fails to attend at least 80% of the directors' meetings held in any calendar year. The term of each option will be for a period of ten years from the date of grant, unless sooner terminated in accordance with the Non-Employee Director Plan. Options may not be transferred except by will or by the laws of descent and distribution or pursuant to a domestic relations order and are exercisable to the extent vested at any time prior to the scheduled expiration date of the option. The Non-Employee Director Plan terminates on the earlier of March 28, 2006 or at such time as all shares of Common Stock currently or hereafter reserved for issuance shall have been issued.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to the Company's Chief Executive Officer and the only other executive officer of the Company whose aggregate cash compensation exceeded $100,000 (collectively, the "Named Executives") during the year ended December 31, 1995.

                         SUMMARY COMPENSATION TABLE(1)

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                              ---------------
                                                     ANNUAL COMPENSATION        SECURITIES
                                                     --------------------       UNDERLYING
       NAME AND PRINCIPAL POSITION          YEAR     SALARY ($)   BONUS ($)     OPTIONS (#)
       ---------------------------          ----     --------     -------     ---------------
Brian M. Gallagher, Ph.D., President and
  Chief Executive Officer(2)..............  1995     $225,000     $50,000         100,000
Robert A. Ashley, Vice President,
  Commercial Development..................  1995      120,000      10,000          37,500

- ---------------
(1) The costs of certain benefits are not included because they did not exceed, in the case of each Named Executive, the lesser of $50,000 or 10% of the total annual salary and bonus reported in the above table.
(2) In November 1994, Dr. Gallagher purchased 125,000 shares of the Company's restricted Common Stock at $0.335 per share. Such shares are subject to vesting and the Company's repurchase right and right of first refusal. Of such shares, 25,000 vested immediately, an aggregate of 64,596 have vested to date and the remaining 60,404 will vest in equal monthly portions over the next 29 months. Pursuant to the Company's repurchase right, the Company may repurchase any of Dr. Gallagher's unvested shares, at a purchase price of $0.335 per share, at the time of termination of his service. Pursuant to the Company's right of first refusal, the Company may buy back Dr. Gallagher's vested shares at $0.335 per share, if Dr. Gallagher is terminated for cause, and at the current market value per share, if he is terminated for any other reason. At December 31, 1995, Dr. Gallagher held 52,092 shares of restricted Common Stock with a year-end value of $190,197 based on the value of the Common Stock as of such date ($4.00 per share), less the purchase price per share paid for such shares ($0.335 per share).

OPTION GRANTS IN 1995

     The following table sets forth information concerning individual grants of stock options made pursuant to the Company's 1992 Plan during 1995 to each of the Named Executives. The Company has never granted any stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                              ---------------------------------------------------------
                                           PERCENT OF
                              NUMBER OF      TOTAL                                       POTENTIAL REALIZABLE VALUE
                              SECURITIES    OPTIONS                MARKET                AT ASSUMED ANNUAL RATES OF
                              UNDERLYING    GRANTED     EXERCISE  PRICE ON                STOCK PRICE APPRECIATION
                               OPTIONS    TO EMPLOYEES  OR BASE   THE DATE                   FOR OPTION TERM(3)
                               GRANTED     IN FISCAL     PRICE    OF GRANT   EXPIRATION  --------------------------
            NAME                (#)(1)     YEAR(%)(2)    ($/SH)    ($/SH)       DATE     0% ($)   5% ($)   10% ($)
            ----              ----------  ------------  --------  ---------  ----------  -------  -------  --------
Brian M. Gallagher, Ph.D. ...   50,000          34%      $ 1.20       N/A     10/01/05   $    --  $37,734  $ 95,625
                                50,000          34        0.335     $1.20     10/15/05    43,250   80,984   138,875
Robert A. Ashley.............   37,500          25         1.20       N/A     10/01/05        --   28,300    71,718

- ---------------
(1) Such options were granted pursuant to and in accordance with the Company's 1992 Plan. See "-- Stock Option Plans."
(2) Based on an aggregate of 148,000 options granted to employees in 1995, including options granted to Named Executives.
(3) Based on a grant date fair market value of $1.20 per share. Potential realizable value is based on the assumption that the price per share of Common Stock appreciates at the assumed annual rate of stock appreciation for the option term. The assumed 0%, 5% and 10% annual rates of appreciation (compounded annually) over the term of the option are set forth in accordance with the rules and regulations adopted by the Securities and Exchange Commission and do not represent the Company's estimate of stock price appreciation.

     The following table sets forth information concerning each exercise of options during 1995 by each of the Named Executives and the fiscal year-end value of unexercised in-the-money options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                     NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN-THE-
                                         UNEXERCISED OPTIONS AT            MONEY OPTIONS AT FISCAL
                                           FISCAL YEAR-END(#)                  YEAR-END ($)(1)
                                    ---------------------------------   -----------------------------
               NAME                 EXERCISABLE         UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
- ----------------------------------  -----------         -------------   -----------     -------------
Brian M. Gallagher, Ph.D. ........     26,667               73,333        $97,735         $ 225,515
Robert A. Ashley..................      9,375               65,625         34,360           208,078

- ---------------
(1) Based on the fair market value of the Common Stock at December 31, 1995 of $4.00 per share, less the exercise price payable for such shares.

STOCK OPTION PLANS

     The Company's 1992 Plan was adopted by the Board of Directors and approved by the stockholders of the Company on February 20, 1992 and March 1, 1992, respectively. A total of 288,500 shares of Common Stock currently are reserved for issuance upon exercise of options granted under the 1992 Plan.

     Pursuant to the 1992 Plan, on March 1, 1996, the Company granted to Nancy
C. Broadbent, the Company's Chief Financial Officer, an option to purchase 60,000 shares of Common Stock of the Company at an exercise price of $2.00 per share. Upon the grant date, 20% of such shares vested and an additional 20% will vest in each year commencing on the first anniversary of the date of grant.

     The 1996 Stock Plan was adopted by the Board of Directors and approved by the stockholders of the Company on March 22, 1996 and March 29, 1996, respectively. A total of 750,000 shares are reserved for issuance upon the exercise of options and/or stock purchase rights granted under the 1996 Stock Plan, none of which have been granted. Those eligible to receive stock option grants or stock purchase rights under the 1996 Stock Plan include employees, non-employee directors and consultants. The 1996 Stock Plan is administered by the Compensation Committee of the Board of Directors of the Company, which is comprised solely of outside directors.

     Subject to the provisions of the 1996 Stock Plan, the administrator of the 1996 Stock Plan has the discretion to determine the optionees and/or grantees, the type of options to be granted (incentive stock options ("ISOs") or non-qualified stock options ("NQSOs")), the vesting provisions, the terms of the grants and such other related provisions as are consistent with the 1996 Stock Plan. The exercise price of an ISO may not be less than the fair market value per share of the Common Stock on the date of grant or, in the case of an optionee who beneficially owns 10% or more of the outstanding capital stock of the Company, not less than 110% of the fair market value per share on the date of grant. The exercise price of a NQSO may not be less than 85% of the fair market value per share of the Common Stock on the date of grant or, in the case of an optionee who beneficially owns 10% or more of the outstanding capital stock of the Company, not less than 110% of the fair market value per share on the date of grant. The purchase price of shares issued pursuant to stock purchase rights may not be less than 50% of the fair market value of such shares as of the offer date of such rights.

     The options terminate not more than ten years from the date of grant, subject to earlier termination on the optionee's death, disability or termination of employment with the Company, but provide that the term of any options granted to a holder of more than 10% of the outstanding shares of capital stock may be no longer than five years. Options are not assignable or otherwise transferable except by will or the laws of descent and distribution. In the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company's assets in which the successor corporation does not assume outstanding options or issue equivalent options, the Board of Directors of the Company is required to provide accelerated vesting of outstanding options. The 1996 Stock Plan terminates on March 21, 2006.

INDEMNIFICATION AGREEMENTS AND NON-COMPETITION, NON-DISCLOSURE AND INVENTION ASSIGNMENT AGREEMENTS

     The Company has executed indemnification agreements with each of its executive officers and directors pursuant to which the Company has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of the Company.

     Each of the Company's employees has agreed to maintain the confidentiality of Company information, to assign inventions to the Company and, for a period of two years after termination of employment, not to solicit any person who is employed by the Company or was employed by the Company at any time during the year prior to the termination of such employee.

     In addition, each of Dr. Gallagher, Ms. Broadbent and Mr. Ashley have agreed that during the term of his or her employment and for a period of two years thereafter, such person will not directly or indirectly provide services to or for any business engaged in research regarding the development, manufacture, testing, marketing or sale of collagenase inhibiting drugs for application in periodontal disease or any other application which, during the period of such person's employment with the Company, is either marketed or in advanced clinical development by the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Robert J. Easton, Stephen W. Ritterbush, Ph.D. and Terence E. Winters, Ph.D. There are no Compensation Committee Interlocks.

     In January and November 1992, the Company sold an aggregate of 3,133,000 shares of Series A Redeemable Preferred Stock at a price of $1.00 per share. In September and November 1993, the Company sold an aggregate of 1,946,268 shares of Series B Redeemable Preferred Stock at a price of $1.675 per share. In September and November 1995, the Company sold an aggregate of 5,318,980 shares of Series C Redeemable Preferred Stock at a price of $2.00 per share. All shares of Series A, Series B and Series C Redeemable Preferred Stock outstanding as of the consummation of this offering will be automatically converted into shares of Common Stock on a one-for-two basis. The purchasers of the Series A, Series B and Series C Redeemable Preferred Stock included the following members of the Compensation Committee and entities affiliated with such persons:

                                                                    NUMBER OF COMMON STOCK
                                                                        EQUIVALENTS(1)
                                                              ----------------------------------
                                                              SERIES A     SERIES B     SERIES C
                                                              --------     --------     --------
Columbine Venture Fund, II, L.P. (Dr. Winters)..............   416,667      238,806      313,855
Longbow Partners (Mr. Easton)...............................        --           --       14,366
Fairfax Partners/The Venture Fund of Washington, L.P. (Dr.
  Ritterbush)...............................................   416,667       29,850           --

- ---------------
(1) Relates only to shares attributable to the issuance and sale by the Company of shares of Series A, Series B and Series C Redeemable Preferred Stock and excludes other issuances and sales to such stockholders, if any, since the Company's inception. See "Principal Stockholders."


     The shares of Common Stock issuable upon conversion of the Series A, Series B and Series C Redeemable Preferred Stock are entitled to certain registration rights and certain rights to participate in certain future offerings undertaken by the Company. See "Description of Capital Stock -- Registration Rights of Certain Holders and Rights of Participation in Future Offerings."


     Dr. Ritterbush formerly served, without compensation, as Treasurer of the Company.

     Mr. Easton received an option to purchase 7,500 shares of Common Stock on each of January 1, 1994 and October 1, 1995 at exercise prices of $0.20 and $1.20, respectively. See "--Directors' Compensation."

                              CERTAIN TRANSACTIONS

     In January and November 1992, the Company sold an aggregate of 3,133,000 shares of Series A Redeemable Preferred Stock at a price of $1.00 per share. In September and November 1993, the Company sold an aggregate of 1,946,268 shares of Series B Redeemable Preferred Stock at a price of $1.675 per share. In September and November 1995, the Company sold an aggregate of 5,318,980 shares of Series C Redeemable Preferred Stock at a price of $2.00 per share. All shares of Series A, Series B and Series C Redeemable Preferred Stock outstanding as of the consummation of this offering will be automatically converted shares of Common Stock on a one-for-two basis. The purchasers of the Series A, Series B and Series C Redeemable Preferred Stock included the following 5% stockholders, directors and entities affiliated with directors:

                                                                    NUMBER OF COMMON STOCK
                                                                        EQUIVALENTS(1)
                                                              ----------------------------------
                                                              SERIES A     SERIES B     SERIES C
                                                              --------     --------     --------
DIRECTORS AND ENTITIES AFFILIATED WITH DIRECTORS
Advanced Technology Ventures III, L.P. (Mr. Schiller).......        --      223,880      166,419
Marquette Venture Partners II, L.P. and MVP II Affiliates
  Fund, L.P. (Mr. Daverman).................................   166,667      447,760      301,886
OTHER 5% STOCKHOLDERS
Johnson & Johnson Development Corporation...................   486,500           --      317,829
Innocal, L.P................................................        --           --      375,000
Delphi Ventures III, L.P. and Delphi Investments III,
  L.P. .....................................................        --           --      625,000

- ---------------
(1) Relates only to shares attributable to the issuance and sale by the Company of shares of Series A, Series B and Series C Redeemable Preferred Stock and excludes other issuances and sales to such stockholders, if any, since the Company's inception. See "Principal Stockholders."

     For information with respect to Mr. Easton and Drs. Ritterbush and Winters, each a member of the Compensation Committee, see "Management -- Compensation Committee Interlocks and Insider Participation."


     The shares of Common Stock issuable upon conversion of the Series A, Series B and Series C Redeemable Preferred Stock are entitled to certain registration rights and certain rights to participate in certain future offerings undertaken by the Company. See "Description of Capital Stock -- Registration Rights of Certain Holders and Rights of Participation in Future Offerings."


     The Board of Directors of the Company has adopted a policy requiring that any future transactions between the Company and its officers, directors, principal stockholders and their affiliates be on terms no less favorable to the Company than could be obtained from unrelated third parties and that any such transactions be approved by a majority of the disinterested members of the Company's Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors and Named Executives, and (iii) all current directors and executive officers of the Company as a group.


                                                                        PERCENTAGE OF OUTSTANDING
                                              NUMBER OF SHARES OF               SHARES(2)
                                                 COMMON STOCK        --------------------------------
                                             BENEFICIALLY OWNED(1)   BEFORE OFFERING   AFTER OFFERING
                                             ---------------------   ---------------   --------------
Columbine Venture Fund II, L.P.
  6155 N. Scottsdale Road, Suite 100
  Scottsdale, Arizona 85250................          969,328               17.6%            12.9%
Marquette Venture Partners II, L.P. and MVP
  II Affiliates Fund, L.P.
  520 Lake Cook Road, Suite 450
  Deerfield, Illinois 60015................          916,313(3)            16.6             12.2
Johnson & Johnson Development Corporation
  One Johnson & Johnson Plaza
  New Brunswick, New Jersey 08937..........          804,329               14.6             10.7
Delphi Ventures III, L.P. and
  Delphi Investments III, L.P.
  3000 Sand Hill Road
  Building 1, Suite 135
  Menlo Park, California 94025.............          625,000(4)            11.3              8.3
Fairfax Partners/The Venture Fund of
  Washington, L.P.
  1568 Spring Hill Road, Suite 200
  McLean, Virginia 22102...................          446,517                8.1              5.9
Advanced Technology Ventures III, L.P.
  10 Post Office Square
  Boston, Massachusetts 02109..............          390,299                7.1              5.2
Innocal, L.P.
  Park 80 West/Plaza One
  Saddle Brook, New Jersey 07662...........          375,000                6.8              5.0
Brian M. Gallagher, Ph.D...................          155,834(5)             2.8              2.1
Robert A. Ashley...........................            9,375(6)               *                *
Helmer P.K. Agersborg, Ph.D................           96,209(7)             1.7              1.3
James E. Daverman..........................          916,313(8)            16.6             12.2
Robert J. Easton...........................           29,366(9)               *                *
Stephen W. Ritterbush, Ph.D................          446,517(10)            8.1              5.9
Pieter J. Schiller.........................          390,299(11)            7.1              5.2
Terence E. Winters, Ph.D...................          969,328(12)           17.6             12.9
All current directors and executive
  officers as a group (9 persons)..........        3,025,241(13)           54.3             39.9


- ---------------
  *  Less than one percent
 (1) Except as set forth in the footnotes to this table and subject to applicable community property law, the persons named in the table have sole voting and investment power with respect to all shares.

 (2) Applicable percentage of ownership is based on 5,514,283 shares of Common Stock outstanding on March 31, 1996 and 7,514,283 shares of Common Stock outstanding after the completion of this offering.

 (3) Includes 890,860 shares and 25,453 shares owned by Marquette Venture Partners II, L.P. and MVP II Affiliates Fund, L.P., respectively.
 (4) Includes 613,946 shares and 11,054 shares owned by Delphi Ventures III, L.P. and Delphi Investments III, L.P., respectively.
 (5) Of such shares, 125,000 are subject to certain rights of first refusal held by the Company, of which 60,404 also are subject to repurchase by the Company. See "Management -- Executive Compensation." Includes 30,834 shares of Common Stock underlying options which are exercisable as of March 31, 1996 or 60 days after such date.

 (6) Includes 9,375 shares of Common Stock underlying options which are exercisable as of March 31, 1996 or 60 days after such date.
 (7) Includes 7,500 shares of Common Stock underlying options which are exercisable as of March 31, 1996 or 60 days after such date.
 (8) James E. Daverman is co-founding general partner of Marquette Venture Partners II, L.P. and MVP II Affiliates Fund, L.P. and, as such, has the power to vote or direct the vote of and to dispose of or direct the disposition of the shares owned by Marquette Venture Partners II, L.P. and MVP II Affiliates Fund, L.P. Mr. Daverman expressly disclaims beneficial ownership of such shares, except as to his proportionate interest in Marquette Venture Partners II, L.P. and MVP II Affiliates Fund, L.P.
 (9) Includes 20,278 shares of Common Stock held by Longbow Partners of which Robert J. Easton is a general partner. Mr. Easton expressly disclaims beneficial ownership of such shares, except as to his proportionate interest in Longbow Partners.
(10) Stephen W. Ritterbush, Ph.D. is a general partner of Fairfax Partners/The Venture Fund of Washington, L.P. and, as such, has the power to vote or direct the vote of and to dispose of or direct the disposition of the shares owned by Fairfax Partners/The Venture Fund of Washington, L.P. Dr. Ritterbush expressly disclaims beneficial ownership of such shares, except as to his proportionate interest in Fairfax Partners/The Venture Fund of Washington, L.P.
(11) Pieter J. Schiller is a general partner of Advanced Technology Ventures III, L.P. and, as such, has the power to vote or direct the vote of and to dispose of or direct the disposition of the shares owned by Advanced Technology Ventures III, L.P. Mr. Schiller expressly disclaims beneficial ownership of such shares, except as to his proportionate interest in Advanced Technology Ventures III, L.P.
(12) Terence E. Winters, Ph.D. is a general partner of Columbine Venture Fund II, L.P. and, as such, has the power to vote or direct the vote of and to dispose of or direct the disposition of the shares owned by Columbine Venture Fund II, L.P. Dr. Winters expressly disclaims beneficial ownership of such shares, except as to his proportionate interest in Columbine Venture Fund II, L.P.
(13) See Notes 5 through 12. Also includes 12,000 shares of Common Stock underlying options which are exercisable as of March 31, 1996 or 60 days after such date, held by an executive officer of the Company not individually listed.

                          DESCRIPTION OF CAPITAL STOCK

     At the closing of this offering, the Company's authorized capital stock will consist of 25,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of undesignated Preferred Stock, $0.01 par value (the "Preferred Stock").

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote for each share held of record on matters to be voted on by the stockholders of the Company. Holders of shares of Common Stock will be entitled to receive dividends, subject to the senior rights of preferred stockholders, if any, when, as and if declared by the Board of Directors (see "Dividend Policy") and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of the liquidation, dissolution or winding-up of the Company. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All of the issued and outstanding shares of Common Stock are, and all shares of Common Stock to be sold in this offering will be, duly authorized, validly issued, fully paid and nonassessable.

     At March 31, 1996, there were 5,514,283 shares of Common Stock issued and outstanding and held of record by 26 stockholders and options to purchase an aggregate of 288,500 shares of Common Stock were outstanding.

PREFERRED STOCK

     The Company's Board of Directors may without further action by the Company's stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. The holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the Common Stock. The Company does not presently intend to issue any series of Preferred Stock.

     The overall effect of the ability of the Company's Board of Directors to issue Preferred Stock may be to render more difficult the accomplishment of mergers or other takeover or change-in-control attempts. To the extent that this ability has this effect, removal of the Company's incumbent Board of Directors and management may be rendered more difficult. Further, this may have an adverse impact on the ability of stockholders of the Company to participate in a tender or exchange offer for the Common Stock and in so doing diminish the market value of such stock. See "Risk Factors--Control by Management and Existing Stockholders" and "--Anti-takeover Effect of Certain Charter and By-law Provisions and Delaware Law."


REGISTRATION RIGHTS OF CERTAIN HOLDERS AND RIGHTS OF PARTICIPATION IN FUTURE OFFERINGS


     In September 1995, the Company and the holders of the Company's Series A, Series B and Series C Redeemable Preferred Stock entered into a Registration Rights Agreement (the "Rights Agreement") pursuant to which the Company has granted certain registration rights to such stockholders. Pursuant to the Rights Agreement, at any time beginning six months after the effective date of this offering, the holders of at least a majority of the Common Stock issued upon the conversion of the Series A, Series B and Series C Redeemable Preferred Stock (the "Registrable Securities") have the right, subject to certain restrictions set forth in the Rights Agreement, to require that the Company register the Registrable Securities requested by such holders at the Company's expense (on no more than two occasions) on either a Form S-1, Form S-2 or Form S-3 Registration Statement under the Securities Act. The Company is not, however, required to register any Registrable Securities unless such shares represent at least 10% of the Company's outstanding shares of Common Stock, or, if less than 10%, if the anticipated aggregate offering price exceeds $1,000,000.

     After the Company has qualified for the use of Form S-3 under the Securities Act, the holders of Registrable Securities have the right to an unlimited number of registrations on such form. The Company is not, however, required to effect such a registration unless the requesting holders reasonably anticipate having an aggregate disposition price of at least $500,000.

     Also pursuant to the Rights Agreement, if, at any time during the seven-year period commencing on the effective date of this offering, the Company proposes to register any of its Common Stock under the Securities Act for sale to the public, the holders of the Registrable Securities have unlimited piggyback registration rights at the Company's expense, subject to certain restrictions set forth in the Rights Agreement.


     Also in September 1995, the Company granted to the holders of Redeemable Preferred Stock certain rights to participate in certain future offerings undertaken by the Company. Such rights to participate require that, with certain exceptions including but not limited to an underwritten public offering, any time the Company proposes to issue, sell or exchange, or reserve therefor, any securities, the Company must first offer to sell to each of the holders of Redeemable Preferred Stock their respective pro rata share of such securities at a price and on terms identical to the price and terms of the securities proposed to be issued, sold or exchanged in the applicable offering.


LIMITATION OF DIRECTOR LIABILITY

     The Certificate of Incorporation of the Company limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for money damages for breach of a duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware General Corporation Law, which relates to unlawful declarations of dividends or other distributions of assets to stockholders or the unlawful purchase of shares of the corporation; or (iv) for any transaction from which the director derived an improper personal benefit. See
"Management -- Indemnification Agreements and Non-Competition, Non-Disclosure and Invention Assignment Agreements."

ANTI-TAKEOVER PROVISIONS

     The Company is governed by the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. In addition, the Company is authorized to issue up to 5,000,000 shares of Preferred Stock, with rights, preferences and other designations, including voting rights, to be determined by the Board of Directors. Furthermore, the Certificate of Incorporation also provides that: (i) the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of the Company shall be required to adopt, amend or repeal any provision of the bylaws of the Company; (ii) stockholders of the Company may not take any action by written consent; (iii) special meetings of stockholders may be called only by the President, the Chairman of the Board or a majority of the Board of Directors and business transacted at any such special meeting shall be limited to matters relating to the purposes set forth in the notice of such special meeting; (iv) the Board of Directors, when evaluating an offer related to a tender or exchange offer or other business combination, is authorized to give due consideration to any relevant factors, including the social, legal and economic effects upon employees, suppliers, customers, creditors, the community in which the Company conducts its business, and the economy of the state, region and nation; and (v) the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of the Company shall be required to amend the above provisions or the limitation on director liability. The Delaware statute, the undesignated authorized Preferred Stock and the foregoing provisions of the Certificate of Incorporation may discourage certain types of transactions involving an actual or potential change in control of the Company and could have the effect of delaying, deterring or preventing a change in control of the Company. In addition, in the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company's assets in which the successor corporation does not assume outstanding options or issue equivalent options, the Board of Directors of the Company is required to provide accelerated vesting of outstanding options.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have outstanding 7,514,283 shares of Common Stock. Of these shares, the 2,000,000 shares sold in this offering will be freely transferable by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act. The remaining 5,514,283 shares of Common Stock outstanding are "restricted securities" (the "Restricted Shares") within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including an exemption afforded by Rule 144.


     Current stockholders holding in the aggregate 5,514,283 shares of Common Stock have entered into "lock-up" agreements with a Representative of the Underwriters, providing that, subject to certain exceptions, they will not offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated, acting as a Representative of the Underwriters. Following the expiration of the "lock-up" period, approximately 2,827,051 of the Restricted Shares will be eligible for resale in the public market pursuant to Rule 144, subject to certain limitations described below. All remaining shares of Restricted Shares will become eligible for sale over a period of less than two years and could be sold earlier if the holders exercise any available registration rights. The holders of 5,199,124 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public.


     Rule 144, as currently in effect, provides that an affiliate of the Company or a person (or persons whose sales are aggregated) who has beneficially owned Restricted Shares for at least two years but less than three years is entitled to sell, commencing 90 days after the date of this Prospectus, within any three-month period, a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (75,143 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is not an "affiliate" of the Company at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for at least three years, is entitled to sell such shares under Rule 144 without regard to the limitations described above.


     The Securities and Exchange Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding period required for shares subject to Rule 144 to become eligible for resale in the public market. This proposal, if adopted, would substantially increase the number of shares of Common Stock eligible for immediate resale following the expiration of the lock-up agreements, with a potential adverse effect on the market price. No assurance can be given concerning whether or when such proposal will be adopted by the Securities and Exchange Commission.

     As of the date of this Prospectus, there were outstanding options to purchase an aggregate of 288,500 shares of Common Stock. All optionholders have entered into "lock-up" agreements. Giving effect to vesting provisions limiting the exercisability of all of the outstanding options and the "lock-up" period, an additional 140,218 shares of Common Stock will be eligible for immediate resale or issuable upon exercise of vested options, subject to compliance with Rules 144 and 701 under the Securities Act (relating to the sale of shares issuable under certain compensatory stock plans).

     Since there has been no public market for shares of the Common Stock prior to this offering, the Company is unable to predict the effect that sales made pursuant to Rules 144 or 701, or otherwise, may have on the prevailing market price at such times for shares of the Common Stock. Nevertheless, sales of a substantial amount of the Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices. See "Risk Factors--Shares Eligible for Future Sale and Potential Adverse Effect on Market Price."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated and Volpe, Welty & Company, have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:


                                                                                   NUMBER OF
                                   UNDERWRITER                                      SHARES
- ---------------------------------------------------------------------------------  ---------
Alex. Brown & Sons Incorporated..................................................
Volpe, Welty & Company...........................................................

                                                                                   ---------
Total............................................................................  2,000,000
                                                                                   =========


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

     The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $          per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $          per share to certain other
dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.


     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,000,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,000,000 shares are being offered.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     Stockholders of the Company, holding in the aggregate 5,514,283 shares of Common Stock and options to purchase 112,476 shares of Common Stock, have agreed not to offer, sell or otherwise dispose of any of such Common Stock for a period of 180 days after the date of this Prospectus without the prior consent of Alex. Brown & Sons Incorporated. See "Shares Eligible for Future Sale."

     Certain officers of Volpe, Welty & Company own in the aggregate 8,750 shares of Common Stock of the Company.

     The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock has been determined by negotiation between the Company and the Representatives of the Underwriters. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives of the Underwriters believed to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Buchanan Ingersoll, Princeton, New Jersey. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

     The financial statements of CollaGenex Pharmaceuticals, Inc. (A Development Stage Enterprise) as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 and for the period from January 10, 1992 (inception) to December 31, 1995 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The statements in this Prospectus under the captions "Risk Factors--Dependence on Patents, License and Proprietary Rights; Enforcement of Rights" and "Business--Patents, Trade Secrets and Licenses" and other references herein concerning patents and proprietary rights have been examined and passed upon for the Company by Hoffmann & Baron, Jericho, New York, and are included in reliance upon such examination and upon the authority of such counsel as experts on patents and proprietary rights.

     On January 19, 1996, the Company selected KPMG Peat Marwick LLP to act as independent accountants for the Company and informed the prior auditors, the Company's independent accountants since January 1994, of its decision. The former auditors' report on the Company's financial statements for the period from January 10, 1992 (inception) to December 31, 1993 does not cover the financial statements of the Company included in this Prospectus. In connection with its audit for the period from January 10, 1992 (inception) to December 31, 1993, there were no disagreements with the prior auditors on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. The prior auditors' report on the Company's financial statements for the period from January 10, 1992 (inception) to December 31, 1993 contained no adverse opinion or disclaimer of opinion and was not modified or qualified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by the Board of the Directors of the Company. The prior auditors have furnished the Company with a letter addressed to the Securities and Exchange Commission (the "Commission") stating their agreement with the above statements.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement and to such exhibits and schedules filed therewith. Statements contained herein as to the content of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement shall be deemed qualified in its entirety by such reference.

     The Registration Statement and the exhibits and schedules thereto may be inspected without charge at the principal office of the Commission at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents may be obtained from the Public Reference Section of the Commission, at prescribed rates.

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
Independent Auditors' Report.........................................................  F-2
Financial Statements:
  Balance Sheets as of December 31, 1994 and 1995....................................  F-3
  Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and for the period from January 10, 1992 (inception) to December 31, 1995...........  F-4
  Statements of Stockholders' Equity (Deficit) for the period from January 10, 1992
     (inception) to December 31, 1992 and for the years ended December 31, 1993, 1994 and 1995........................................................................  F-5
  Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and for the period from January 10, 1992 (inception) to December 31, 1995...........  F-6
  Notes to Financial Statements......................................................  F-7
Condensed Financial Statements (unaudited):
  Condensed Balance Sheets as of March 31, 1996 (unaudited)..........................  F-17
  Condensed Statements of Operations for the three months ended March 31, 1995 and
     1996 and for the period from January 10, 1992 (inception) to March 31, 1996
     (unaudited).....................................................................  F-18
  Condensed Statements of Stockholders' Equity (Deficit) for the period from January
     10, 1992 (inception) to December 31, 1992, for the years ended December 31,
     1993, 1994 and 1995 and for the three months ended March 31, 1996 (unaudited)...  F-19
  Condensed Statements of Cash Flows for the three months ended March 31, 1995 and
     1996 and for the period from January 10, 1992 (inception) to March 31, 1996
     (unaudited).....................................................................  F-20
  Notes to Condensed Financial Statements (unaudited)................................  F-21

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  CollaGenex Pharmaceuticals, Inc.:

     We have audited the accompanying balance sheets of CollaGenex Pharmaceuticals, Inc. (A Development Stage Enterprise) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1995 and for the period from January 10, 1992 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CollaGenex Pharmaceuticals, Inc. (A Development Stage Enterprise) as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995 and for the period from January 10, 1992 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.

                                                KPMG Peat Marwick LLP


Princeton, New Jersey
March 29, 1996, except as to the first paragraph of Note 14, which is as of April 10, 1996, and the third paragraph of Note 6, and the fourth and last paragraph of Note 14, which are as of June 19, 1996

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995


                                                                                       PRO FORMA
                                                                                          1995
                                                       1994             1995           (NOTE 14)
                                                    -----------     ------------    ---------------
                                                                                      (UNAUDITED)
                      ASSETS
Current assets:
  Cash and cash equivalents.......................  $   617,384     $  5,806,435       $  5,806,435
  Prepaid expenses................................           --            7,282              7,282
                                                    -----------     ------------       ------------
    Total current assets..........................      617,384        5,813,717          5,813,717
Equipment, net (note 3)...........................        5,611           14,748             14,748
Other assets......................................        5,188           11,520             11,520
                                                    -----------     ------------       ------------
    Total assets..................................  $   628,183     $  5,839,985       $  5,839,985
                                                    ===========     ============       ============
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable (note 5).......................  $   532,274     $     17,672       $     17,672
  Accrued expenses (note 4).......................      166,639          494,855            494,855
                                                    -----------     ------------       ------------
    Total current liabilities.....................      698,913          512,527            512,527
                                                    -----------     ------------       ------------
Mandatorily redeemable convertible preferred stock
  (at redemption value which includes accreted
  dividends of $1,117,345 and $1,877,146 in 1994
  and 1995, respectively) (notes 6, 7 and 10);
  (converts into 5,199,124 pro forma common shares
  upon consummation of the offering contemplated
  herein):
  Series A convertible preferred stock, $0.01 par
    value; 3,500,000 shares authorized, 3,133,000
    shares issued and outstanding.................    3,887,843        4,169,813                 --
  Series B convertible preferred stock, $0.01 par
    value; 2,000,000 shares authorized, 1,946,268
    shares issued and outstanding.................    3,622,502        3,915,902                 --
  Series C convertible preferred stock, $0.01 par
    value; 5,350,000 shares authorized, 5,318,980
    shares issued and outstanding in 1995 (none in
    1994).........................................           --       10,822,391                 --
                                                    -----------     ------------       ------------
                                                      7,510,345       18,908,106                 --
                                                    -----------     ------------       ------------
Common stockholders' equity (deficit) (notes 8 and
  10):
  Common stock, $0.01 par value; 6,725,000 shares
    authorized in 1994 and 1995, 287,417 and
    312,659 shares issued and outstanding in 1994
    and 1995, respectively; (5,511,783 pro forma
    shares upon conversion).......................        2,875            3,127             55,118
  Additional paid-in capital (deficit) (note
    10)...........................................   (1,032,025)      (1,743,105)        17,113,010
  Deferred compensation (note 8)..................           --          (20,183)           (20,183)
  Deficit accumulated during the development
    stage.........................................   (6,551,925)     (11,820,487)       (11,820,487)
                                                    -----------     ------------       ------------
    Common stockholders' equity (deficit).........   (7,581,075)     (13,580,648)         5,327,458
                                                    -----------     ------------       ------------
Commitments (notes 10, 11, 13 and 14)
    Total liabilities and stockholders' equity
      (deficit)...................................  $   628,183     $  5,839,985       $  5,839,985
                                                    ===========     ============       ============

                See accompanying notes to financial statements.

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND FOR THE PERIOD FROM JANUARY 10, 1992 (INCEPTION)
                              TO DECEMBER 31, 1995


                                                                                    FOR THE
                                                                                  PERIOD FROM
                                                                                  JANUARY 10,
                                                                                      1992
                                                                                  (INCEPTION)
                                               YEARS ENDED DECEMBER 31,                TO
                                        ---------------------------------------   DECEMBER 31,
                                           1993          1994          1995           1995
                                        -----------   -----------   -----------   ------------
Revenues..............................  $        --   $        --   $        --   $         --
                                        -----------   -----------   -----------   ------------
Operating expenses incurred in the
  development stage:
     Research and development (notes
       10 and 13).....................    1,913,526     1,927,991     3,635,374      8,607,695
     General and administrative (note
       5).............................      612,706       792,961     1,547,997      3,286,673
                                        -----------   -----------   -----------   ------------
          Total operating expenses....    2,526,232     2,720,952     5,183,371     11,894,368
Other income (expense):
  Interest income.....................       43,475        67,487        58,917        217,989
  Interest expense (note 7)...........           --            --      (144,108)      (144,108)
                                        -----------   -----------   -----------   ------------
                                             43,475        67,487       (85,191)        73,881
                                        -----------   -----------   -----------   ------------
Net loss..............................  $(2,482,757)  $(2,653,465)  $(5,268,562)  $(11,820,487)
                                        ===========   ===========   ===========   ============
  Accretion of undeclared dividends
     attributable to mandatorily
     redeemable convertible preferred
     stock............................  $   351,072   $   575,370   $   759,801   $  1,877,146
                                        ===========   ===========   ===========   ============
Net loss allocable to common
  stockholders........................  $(2,833,829)  $(3,228,835)  $(6,028,363)  $(13,697,633)
                                        ===========   ===========   ===========   ============
Pro forma net loss per share (note 2)
  (unaudited).........................                              $     (1.10)
                                                                    ===========
Shares used in computing pro forma net
  loss per share (note 2)
  (unaudited).........................                                4,807,876
                                                                    ===========


                See accompanying notes to financial statements.

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
     FOR THE PERIOD FROM JANUARY 10, 1992 (INCEPTION) TO DECEMBER 31, 1992
            AND FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                          COMMON STOCK                                           DEFICIT
                                     -----------------------   ADDITIONAL                   ACCUMULATED DURING        COMMON
                                     NUMBER OF       PAR         PAID-IN       DEFERRED      THE DEVELOPMENT      STOCKHOLDERS'
                                      SHARES        VALUE        CAPITAL     COMPENSATION         STAGE          EQUITY (DEFICIT)
                                     ---------   -----------   -----------   ------------   ------------------   ----------------
  Issuance of common stock in
    exchange for technology license
    in January 1992, at inception
    (note 10)......................    54,552            546        10,364     $ --            $  --               $     10,910
  Issuance of common stock in
    exchange for consulting
    services (note 8)..............     7,500             75        14,925       --               --                     15,000
  Issuance of common stock in
    exchange for technology license
    in November 1992 (note 10).....    24,396            244         4,635       --               --                      4,879
  Accretion of undeclared dividends
    on mandatorily redeemable
    convertible preferred stock
    (note 6).......................     --           --           (190,903)      --               --                   (190,903)
  Net loss.........................     --           --            --            --              (1,415,703)         (1,415,703)
                                      -------    -----------   -----------     --------        ------------        ------------
Balance, December 31, 1992.........    86,448            865      (160,979)      --              (1,415,703)         (1,575,817)
  Accretion of undeclared dividends
    on mandatorily redeemable
    convertible preferred stock
    (note 6).......................     --           --           (351,072)      --               --                   (351,072)
  Net loss.........................     --           --            --            --              (2,482,757)         (2,482,757)
                                      -------    -----------   -----------     --------        ------------        ------------
Balance, December 31, 1993.........    86,448            865      (512,051)      --              (3,898,460)         (4,409,646)
  Exercise of common stock options
    in September through November
    1994 ($0.20-$0.335 per share)
    (note 8).......................    75,969            760        14,771       --               --                     15,531
  Issuance of common shares to an
    executive officer at $0.335 per
    share in November 1994
    (note 8).......................   125,000          1,250        40,625       --               --                     41,875
  Accretion of undeclared dividends
    on mandatorily redeemable
    convertible preferred stock
    (note 6).......................     --           --           (575,370)      --               --                   (575,370)
  Net loss.........................     --           --            --            --              (2,653,465)         (2,653,465)
                                      -------    -----------   -----------     --------        ------------        ------------
Balance, December 31, 1994.........   287,417          2,875    (1,032,025)      --              (6,551,925)         (7,581,075)
  Exercise of common stock options
    in February through April 1995
    ($0.20 per share) (note 8).....    20,242            202         3,846       --               --                      4,048
  Deferred compensation resulting
    from:
    Grant of options (note 8)......     --           --             43,250      (43,250)          --                   --
    Amortization of deferred
      compensation (note 8)........     --           --            --            23,067           --                     23,067
  Exercise of common stock options
    in November 1995 ($0.335 per
    share) (note 8)................     5,000             50         1,625       --               --                      1,675
  Accretion of undeclared dividends
    on mandatorily redeemable
    convertible preferred stock
    (note 6).......................     --           --           (759,801)      --               --                   (759,801)
  Net loss.........................     --           --            --            --              (5,268,562)         (5,268,562)
                                      -------    -----------   -----------     --------        ------------        ------------
Balance, December 31, 1995.........   312,659    $     3,127   $(1,743,105)    $(20,183)       $(11,820,487)       $(13,580,648)
                                      =======    ===========   ===========     ========        ============        ============

                See accompanying notes to financial statements.

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND FOR THE PERIOD FROM JANUARY 10, 1992 (INCEPTION)
                              TO DECEMBER 31, 1995

                                                                                           FOR THE PERIOD
                                                                                                FROM
                                                                                            JANUARY 10,
                                                                                                1992
                                                        YEARS ENDED DECEMBER 31,           (INCEPTION) TO
                                                 ---------------------------------------    DECEMBER 31,
                                                     1993          1994          1995            1995
                                                 ------------   -----------   -----------   --------------
Cash flows from operating activities:
  Net loss allocable to common stockholders....  $(2,833,829)  $(3,228,835)  $(6,028,363)   $(13,697,633)
  Adjustments to reconcile net loss allocable
    to common stockholders to net cash used in
    operating activities:
    Accretion of undeclared dividends
      attributable to mandatorily redeemable
      convertible preferred stock..............      351,072       575,370       759,801       1,877,146
    Non-cash research and development
      expense..................................           --            --            --         513,789
    Compensation expense.......................           --            --        23,067          23,067
    Non-cash consulting expense................           --            --            --          15,000
    Accrued interest converted to preferred
      stock....................................           --            --       121,187         121,187
    Depreciation and amortization expense......          998         1,225         3,617           6,713
    Change in assets and liabilities:
      (Increase) decrease in prepaid
         expenses..............................        2,040            --        (7,282)         (7,282)
      (Increase) decrease in other assets......        1,019        (2,040)       (7,328)        (10,389)
      Increase (decrease) in accounts
         payable...............................      269,439       (64,396)     (514,602)         17,672
      Increase (decrease) in accrued
         expenses..............................      206,810       (85,171)      328,216         494,855
                                                 -----------   -----------   -----------    ------------
         Net cash used in operating
           activities..........................   (2,002,451)   (2,803,847)   (5,321,687)    (10,645,875)
                                                 -----------   -----------   -----------    ------------
Cash flows from investing activities:
  Organizational costs.........................           --            --            --          (5,000)
  Capital expenditures.........................           --        (5,834)      (11,758)        (17,592)
                                                 -----------   -----------   -----------    ------------
         Net cash used in investing
           activities..........................           --        (5,834)      (11,758)        (22,592)
                                                 -----------   -----------   -----------    ------------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock....    3,260,000            --     7,613,273      13,508,273
  Proceeds from issuance of common stock.......           --        57,406         5,723          63,129
  Proceeds from issuance of promissory notes...           --            --     3,028,500       3,028,500
  Repayment of promissory note.................           --            --      (125,000)       (125,000)
                                                 -----------   -----------   -----------    ------------
         Net cash provided by financing
           activities..........................    3,260,000        57,406    10,522,496      16,474,902
                                                 -----------   -----------   -----------    ------------
Net increase (decrease) in cash and cash
  equivalents..................................    1,257,549    (2,752,275)    5,189,051       5,806,435
Cash and cash equivalents at beginning of
  period.......................................    2,112,110     3,369,659       617,384              --
                                                 -----------   -----------   -----------    ------------
Cash and cash equivalents at end of period.....  $ 3,369,659   $   617,384   $ 5,806,435    $  5,806,435
                                                 ===========   ===========   ===========    ============
Supplemental disclosure of cash flows
  information -- cash paid for interest........  $        --   $        --   $    22,921    $     22,921
                                                 ===========   ===========   ===========    ============
Supplemental schedule of non-cash financing
  activities:
    Conversion of promissory notes to preferred
      stock....................................  $        --   $        --   $ 2,903,500    $  2,903,500
                                                    ========      ========      ========        ========
    Deferred compensation......................  $        --   $        --   $    43,250    $     43,250
                                                    ========      ========      ========        ========

                See accompanying notes to financial statements.

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995

(1) ORGANIZATION AND BUSINESS ACTIVITIES

     CollaGenex Pharmaceuticals, Inc. ("CollaGenex Pharmaceuticals" or the "Company") was incorporated in Delaware on January 10, 1992. The Company is a development stage pharmaceutical company engaged in the development and commercialization of innovative, proprietary medical therapies for the treatment of periodontal disease and other dental pathologies.

     The accompanying financial statements include the results of operations of the Company for the period from January 10, 1992 (inception) to December 31, 1995.

     The Company licensed its core technology from the Research Foundation of the State University of New York at Stony Brook ("SUNY"), a minority stockholder of the Company in exchange for common stock. The cost of obtaining such technology was charged by the Company to research and development expense in the accompanying statements of operations (note 10).

     The Company is currently in the development stage and is devoting substantially all of its efforts towards conducting pharmaceutical development, raising capital, obtaining regulatory approval for products under development and recruiting personnel. In the course of its activities, the Company has sustained operating losses and expects such losses to continue over at least the next several years.

     The Company plans to finance its operations with a combination of the initial public offering contemplated herein ("Offering"), revenues from future product sales, license payments and payments from strategic research and development arrangements. The Company has not generated positive cash flows from operations, and there are no assurances that the Company will be successful in obtaining an adequate level of financing for the long-term development and commercialization of its planned products. In the near term, if the Offering is not consummated, the Company believes that its current financial resources and anticipated sources of liquidity should fund operations based on a reduced level of planned research and development and administrative activities necessary to achieve its short-term objectives.

     The Company has not generated any revenues and has not yet achieved profitable operations. There is no assurance that profitable operations, if achieved, could be sustained on a continuing basis. In addition, development activities and the commercialization of proprietary medical therapies for the diagnosis and treatment of periodontal disease will require significant additional financing. The Company's deficit accumulated during the development stage aggregated $11,820,487 through December 31, 1995, and it expects to incur substantial and increasing losses in future periods. Reference is made to "Risk Factors" appearing elsewhere in this Prospectus, which contains a detailed description of the risks associated with the Company's business. Further, the Company's future operations are dependent on the success of the Company's research and commercialization efforts and, ultimately, upon regulatory approval and market acceptance of the Company's products.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. All cash and cash equivalents are held in United States financial institutions and money market funds. The carrying amount of cash and cash equivalents approximates its fair value due to its short-term nature.

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Equipment

     Equipment, consisting of computer and office equipment, is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally three to five years. Expenditures for repairs and maintenance are expensed as incurred.

     Patent Costs

     Patent application and maintenance costs are expensed as incurred.

     Licensed Technology

     Costs incurred in obtaining the license rights to technology in the research and development stage are expensed as incurred.

     Research and Development

     Research and product development costs are expensed as incurred.

     Accounting for Income Taxes

     Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Stock-Based Compensation

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") which presents companies with the alternative of retaining the current accounting for stock-based compensation or adopting a new accounting method based on the estimated fair value of equity instruments granted to employees during the year. Companies that do not adopt the fair value based method of accounting will be required to adopt the disclosure provisions of SFAS 123 commencing in 1996. The Company expects to continue applying its current accounting principles and upon adoption in 1996 will present the required footnote disclosures.

     Equity Security Transactions

     Since inception, the Board of Directors has established the fair value of common shares, Series A, B and C mandatorily redeemable convertible preferred stock, stock options and warrants based upon facts and circumstances existing at the dates such equity transactions occurred, including the price at which equity instruments were sold to independent third parties.

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Reverse Stock Split

     The Company effected a one-for-two reverse stock split of its common stock on April 10, 1996 (note 14). All common share, per share and pro forma per share amounts in the accompanying financial statements have been retroactively adjusted to reflect this reverse stock split. Preferred stock amounts have not been retroactively adjusted to reflect the common stock reverse split.

     Concentration of Credit Risks

     The Company invests its excess cash in deposits with major U.S. financial institutions and money market funds. The Company has established guidelines relative to diversification and maturities that maintain safety and liquidity. To date, the Company has not experienced any losses on its cash equivalents and money market funds.

     Pro Forma Net Loss Per Share (unaudited)

     Pro forma net loss per share was calculated by dividing the net loss by the weighted average number of common shares outstanding for the respective periods adjusted for the dilutive effect of common stock equivalents which consist of stock options using the treasury stock method. Pro forma net loss per share gives effect to certain adjustments described below including the aforementioned reverse stock split.


     Pursuant to Securities and Exchange Commission ("SEC") Staff Accounting Bulletins and SEC Staff policy, common and common equivalent shares issued during the twelve-month period prior to the proposed initial public offering at prices below the anticipated initial public offering price are presumed to have been issued in contemplation of the initial public offering and have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and an assumed initial public offering price of $10.00 per share).


     Pursuant to the policy of the SEC staff, the calculation of shares used in computing pro forma net loss per share also includes all series of mandatorily redeemable preferred stock that will convert into shares of common stock upon completion of the Offering (using the if-converted method) from their respective original dates of issuance.

(3) EQUIPMENT

     Equipment is comprised of the following at December 31, 1994 and 1995:

                                                                             1994     1995
                                                                            ------   -------
Computer and office equipment.............................................  $5,834   $17,592
Less accumulated depreciation.............................................     223     2,844
                                                                            ------   -------
                                                                            $5,611   $14,748
                                                                            ======   =======

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(4) ACCRUED EXPENSES

     Accrued expenses consist of the following at December 31, 1994 and 1995:

                                                                           1994       1995
                                                                         ---------  ---------
Contracted clinical research...........................................  $  81,450  $ 222,445
Professional and consulting fees.......................................         --    191,540
Payroll and related costs..............................................     85,189     54,963
Disposal costs for expired research and development supplies...........         --     20,000
Other..................................................................         --      5,907
                                                                          --------   --------
                                                                         $ 166,639  $ 494,855
                                                                          ========   ========

(5) RELATED PARTY TRANSACTIONS

     The Company shared office space for the period January 1, 1993 through November 15, 1994 with another company that is related through common ownership. Transactions with this company were principally limited to the sharing of expenses associated with maintaining an office and payroll. Net expenses charged to the Company amounted to approximately $44,000 for each of the years ended December 31, 1993 and 1994 (none in 1995) and $88,000 for the period from January 10, 1992 (inception) to December 31, 1995. At December 31, 1994, $34,000 of this amount was outstanding to the aforementioned company and is included in accounts payable in the accompanying balance sheet. Such amount was paid during 1995.

(6) MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Company completed the sale of its Series A, Series B and Series C mandatorily redeemable convertible preferred stock ("Series A, Series B and Series C," respectively) in 1992, 1993 and 1995 at per share prices of $1.00, $1.675 and $2.00, respectively (see note 10 regarding certain Series A shares issued in connection with the acquisition of certain technology). Aggregate net cash proceeds from such equity transactions totaled $13,508,273 ($16,532,960 after conversion of promissory notes and accrued interest to preferred stock).

     The holders of Series A, Series B and Series C are entitled to cumulative dividends at a rate of 9% of the original purchase price per share on the date of issuance, if and when declared. Cumulative dividends in arrears at December 31, 1995 were $1,036,813, $655,902 and $184,431 for the Series A, B and C
preferred stock, respectively. Such amounts have been accreted in the accompanying financial statements for the respective periods in which they accumulated. Accordingly, such amounts have been included in the redemption value of Series A, B and C mandatorily redeemable preferred stock in the accompanying balance sheets in accordance with SEC Topic 3-C. Upon consummation of the Offering, all undeclared dividends as noted above cease to accrue and all rights with respect thereto cease. No dividends or other distributions can be declared or paid on other types of capital stock until all dividends on the Series A, Series B and Series C have been paid. As of December 31, 1995, no such dividends have been declared.

     The holders of the Series A, Series B and Series C are entitled to liquidation preferences over all other types of capital stock in accordance with the following preference amounts: the holders of Series A, B and C are entitled to receive, for each share, $1.00, $1.675 and $2.00, respectively, plus an amount equal to the total of all declared, accrued and unpaid dividends thereon. In addition, each share of Series A, Series B and Series C is convertible into $0.01 par value common stock at a conversion ratio of one-for-two, subject to adjustments, as defined. Further, such conversion

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(6) MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

becomes mandatory immediately prior to the closing of an initial public offering for the sale of the Company's common stock at a price per share of not less than $12.00 (amended to $8.00 per share on June 19, 1996) (see Note 14) and aggregate gross sales proceeds of not less than $12,000,000, such as the Offering. Dividends on Series A, Series B and Series C referred to above do not convert unless declared in accordance with the terms of such stock. No such dividends have been declared by the Company through December 31, 1995.


     Commencing September 1, 2000, the Company is required to redeem 25% of the then outstanding Series A, Series B and Series C at a redemption price equal to $1.00, $1.675, and $2.00 per share, respectively, plus an amount equal to the total of all accumulated and unpaid dividends thereon. Such a redemption may be waived by affirmative votes of at least 60% of the then outstanding holders of Series A, Series B or Series C. The remainder of the shares are required to be redeemed in 25% increments on September 1, 2001, 2002 and 2003. Each holder of Series A, Series B and Series C has the number of votes equal to the numbers of shares of common stock into which the preferred stock is then convertible. Due to the mandatory redemption feature, these securities are classified at their redemption value (which includes accreted dividends of $1,877,146 at December 31, 1995) outside of stockholders' equity (deficit) in the accompanying balance sheets.

     Future mandatory redemptions of Series A, Series B and Series C redeemable convertible preferred stock are as follows:

                1996..........................................  $    --
                1997..........................................       --
                1998..........................................       --
                1999..........................................       --
                2000..........................................     4,727,027
                Thereafter....................................    14,181,079
                                                                ------------
                                                                $ 18,908,106
                                                                ============

(7) BRIDGE FINANCING -- RELATED PARTIES

     During 1995, the Company issued convertible promissory notes in the principal amount of $3,028,500 to various Series A and Series B preferred stockholders. The convertible promissory notes bore interest at 10% per annum with maturity dates of February and July 1996. Principal plus accrued interest on the convertible promissory notes totaling $3,024,687 were converted into 1,512,344 shares of Series C mandatorily redeemable convertible preferred stock in September 1995 in accordance with the terms of the financing agreement upon the closing of the Series C mandatorily redeemable convertible preferred stock sale. One convertible promissory note aggregating $131,952 (principal plus accrued interest) was repaid to the note holder in September 1995. In connection with the bridge financing, the Company issued an aggregate of 192,382 bridge warrants which gave the holders the right to purchase shares of Series C mandatorily redeemable convertible preferred stock at an exercise price of $2.00 per share for a period of 10 years from the bridge warrant issuance. These bridge warrants were canceled without exercise immediately prior to the closing of the Series C mandatorily redeemable convertible preferred stock sale in September 1995.

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(8) COMMON STOCK AND COMMON STOCK OPTIONS

     In April 1992, the Company issued 7,500 shares of common stock in exchange for consulting services performed on behalf of the Company estimated at $15,000. Such amount was charged to operations in 1992.

     In November 1994, 125,000 shares of common stock were issued to an executive officer for a price of $0.335 per share, the estimated fair market value of such stock at that time, as determined by the Board of Directors.

     In November 1995, the Board of Directors authorized that Class A common stock, of which no shares had been issued, and Class B common stock be designated into one new class called "common stock." Class A and Class B common shares had the same rights as common stock. Class B common stock issued through November 1995 is referred to as common stock in the accompanying financial statements and related footnotes.

     In 1992, the Company adopted the 1992 Stock Option Plan (the "1992 Plan") whereby incentive and nonstatutory stock options may be granted to directors, employees, and consultants to purchase an aggregate of 121,228 (increased to 300,000 and 425,000 in 1993 and 1995, respectively) shares of the Company's common stock. The incentive stock options are to be granted at no less than fair market value at the date of grant, as determined by the Board of Directors. The nonstatutory option prices are to be determined by the Board of Directors and may be less than the fair market value. The options are exercisable for a period of 10 years after the date of grant and generally vest over a four-year period (note 14).

     A summary of activity under the 1992 Plan from January 10, 1992 (inception) to December 31, 1995 is as follows:

                                                                                     PRICE
                                                                     SHARES        PER SHARE
                                                                     -------     -------------
January 10, 1992 (inception)......................................        --          --
  Granted.........................................................    63,125        $0.20
  Cancelled.......................................................    (2,500)        0.20
                                                                     -------
Balance, December 31, 1992........................................    60,625         0.20
  Granted.........................................................    36,836         0.20
  Exercised.......................................................     --             --
                                                                     -------
Balance, December 31, 1993........................................    97,461         0.20
  Granted.........................................................    56,750      0.20-0.335
  Exercised.......................................................   (75,969)     0.20-0.335
                                                                     -------
Balance, December 31, 1994........................................    78,242      0.20-0.335
  Granted.........................................................   178,000      0.335-1.20
  Exercised.......................................................   (25,242)     0.20-0.335
                                                                     -------
Balance, December 31, 1995 (note 14)..............................   231,000      $0.20-1.20
                                                                     ========
Shares exercisable at December 31, 1995 (note 14).................    47,103      $0.20-0.335
                                                                     ========

     An executive officer of the Company was granted an option to acquire 50,000 shares of common stock at $0.335 per share in October 1995. Such option vested 50% upon date of grant with the remainder vesting ratably on a monthly basis over the ensuing 30 months. The difference between the estimated fair value of $1.20 per share (as determined by the Board of Directors) and the

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(8) COMMON STOCK AND COMMON STOCK OPTIONS (CONTINUED) exercise price at the grant date has been recorded as deferred compensation ($43,250) and is being amortized over the aforementioned vesting period. Compensation expense for the year ended December 31, 1995 aggregated $23,067.

     A newly hired executive officer of the Company was granted an option to acquire 60,000 shares of common stock at $2.00 per share in March 1996. Such option vested 20% upon date of grant with the remainder vesting ratably on an annual basis over the ensuing four years. The difference between the estimated fair value of $8.00 per share (as determined by the Board of Directors) and the exercise price at the grant date has been recorded as deferred compensation ($360,000) in the first quarter of 1996 and is being amortized over the aforementioned vesting period.

(9) INCOME TAXES

     At December 31, 1995, the Company had available net operating loss carryforwards ("NOL") of approximately $9,000,000 and $3,000,000 for federal and state income tax reporting purposes, respectively, which are available to offset future federal and state taxable income, if any, through 2010 and 1998, respectively. The Company also has research and development tax credit carryforwards of approximately $98,000 for federal income tax reporting purposes which are available to reduce federal income taxes, if any, through 2010.

     The Tax Reform Act of 1986 (the "Act") provides for a limitation on the annual use of NOL and research and development tax credit carryforwards (following certain ownership changes, as defined by the Act) that could significantly limit the Company's ability to utilize these carryforwards. The Company has experienced various ownership changes, as defined by the Act, as a result of past financings as well as the Offering. Accordingly, the Company's ability to utilize the aforementioned carryforwards may be limited. Additionally, because U.S. tax laws limit the time during which these carryforwards may be applied against future taxes, the Company may not be able to take full advantage of these attributes for federal income tax purposes.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liability at December 31, 1994 and 1995 are presented below:

                                                                    1994            1995
                                                                 -----------     -----------
Deferred tax assets:
  Capitalized start-up costs...................................  $   304,524     $   933,010
  Net operating loss carryforwards.............................    2,288,807       3,390,313
  Tax credit carryforward......................................       83,724          98,271
  Recognition of accrued expense for financial statement
     reporting purposes but not for income tax reporting
     purposes..................................................       14,388         121,800
                                                                 -----------     -----------
     Total gross deferred tax assets...........................    2,691,443       4,543,394
  Less valuation allowance.....................................   (2,691,443)     (4,542,453)
                                                                 -----------     -----------
     Total deferred tax assets.................................      --                  941
Deferred tax liability:
  Equipment, due to difference in depreciation.................      --                 (941)
                                                                 -----------     -----------
     Total gross deferred tax liability........................      --                 (941)
                                                                 -----------     -----------
     Net deferred taxes........................................  $   --          $   --
                                                                 ===========     ===========

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(9) INCOME TAXES (CONTINUED)
     The net change in the total valuation allowance for the years ended December 31, 1993, 1994 and 1995 were increases of approximately $1,030,000, $1,410,000 and $1,851,000 respectively, related primarily to additional net operating losses incurred by the Company.

(10) TECHNOLOGY LICENSE

     Contemporaneous with the formation of the Company in 1992, the Company entered into an agreement with SUNY whereby the Company received an option to acquire a certain technology license. In return for this option, the Company issued to another party (which had previously licensed the technology from SUNY) 498,000 shares of Series A mandatorily redeemable convertible preferred stock and issued SUNY 54,552 shares of common stock. In November 1992, the Company issued an additional 24,396 shares of common stock to SUNY in accordance with the terms of the technology license in order to maintain SUNY's ownership at 5% (which requirement ceased upon the Company having raised $3,000,000 of financing). The Company recorded a $513,789 charge to research and development expense in the 1992 statement of operations in connection with these stock issuances.

     The Company's option to acquire the license was exercised in 1994 and remains in effect for a period not to exceed 20 years from the date of the first sale of product incorporating the technology under license or the last to expire of the licensed patents in each country. The Company is liable to SUNY for annual royalty fees based on net sales, if any, as defined in the agreement. A minimum annual royalty is required for the duration of the technology license. The Company paid royalties in 1994 and 1995 aggregating $15,750 and $50,000, respectively.

     The Company also agreed to pay $200,000 relating to certain research and development programs at SUNY in connection with the aforementioned license. The $200,000 was paid in five installments of $40,000 with the final installment being paid in April 1994. Such costs have been charged to operations in the accompanying statements of operations totaling $80,000, $40,000, none and $200,000 for the years ended December 31, 1993, 1994 and 1995 and the period from January 10, 1992 (inception) to December 31, 1995, respectively.

     The agreement also requires the Company to reimburse SUNY for costs incurred in connection with preparing, filing and maintaining certain patents and patent applications associated with the licensed technology. During the years ended December 31, 1993, 1994, 1995 and the period from January 10, 1992 (inception) to December 31, 1995, such costs amounted to approximately $182,000, $44,000, $177,000 and $429,000, respectively, and are reflected in the accompanying statements of operations.

     The Company has also committed to support certain additional research efforts at SUNY. The amounts paid to SUNY for these research efforts aggregated $80,000 in 1995 (none in 1993 and 1994). The Company has remaining commitments to SUNY with respect to such additional research efforts aggregating $80,000 per year during 1996 and 1997.

(11) COMMITMENTS

     In January 1995, the Company entered into an exclusive supply agreement with a vendor to purchase a principal raw material component required for its product that is currently under development. This supply agreement expires in January 2000 with automatic two-year renewal periods. There are no minimum purchase commitments applicable to such agreement.

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(12) 401(K) SALARY REDUCTION PLAN

     In January 1995, the Company adopted a 401(k) Salary Reduction Plan (the "401(k) Plan") available to all employees meeting certain eligibility requirements. The 401(k) Plan permits participants to contribute up to 15% of their salary not to exceed the limits established by the Internal Revenue Code. All contributions made by participants vest immediately in the participant's account. The Company did not make any "matching contributions" in 1995 in accordance with the terms of the 401(k) Plan.

(13) CONTRACT RESEARCH AGREEMENTS

     From November 1992 through 1994, the Company entered into a contract research agreement with a company to provide certain clinical monitoring, data management, statistical analysis and regulatory services on behalf of the Company. The Company was billed by the research company as such contract research services were performed. Costs incurred under this agreement aggregated approximately $1,509,000, $46,000, none and $1,958,000 for the years ended December 31, 1993, 1994 and 1995 and the period from January 10, 1992 (inception) to December 31, 1995, respectively.

     In September 1994, the Company entered into a contract research agreement with another research company to provide certain clinical monitoring, data management, statistical analysis and regulatory services on behalf of the Company. The Company is billed by the research company as research services are performed. Costs incurred under this agreement aggregated approximately $629,000, $1,679,000 and $2,308,000 for the years ended December 31, 1994, 1995 and the period from January 10, 1992 (inception) to December 31, 1995, respectively.

(14) SUBSEQUENT EVENTS

     Reverse Stock Split

     On April 10, 1996, the Company effected a one-for-two reverse stock split of all outstanding shares of common stock including shares issuable under any share option plan. All common share, per share and pro forma per share amounts in the accompanying financial statements have been retroactively restated to reflect this reverse stock split.

     Amendment of 1992 Stock Option Plan and Adoption of 1996 Stock Option Plan

     In March 1996, the Board of Directors authorized an amendment to the 1992 Plan reducing the number of shares underlying such plan to 291,000 shares, stating that no further options may be granted under the 1992 Plan and, ultimately, that the 1992 Plan will terminate upon the expiration or exercise of all options currently issued but unexercised (note 8). Further, it approved the 1996 Stock Option Plan (the "1996 Plan") allowing the granting of incentive stock options and nonstatutory stock options aggregating 750,000 options to employees and consultants. The incentive stock options are to be granted at an exercise price no less than the fair market value at the date of grant, except for employees who own more than 10% of the voting power of all classes of stock at the time of grant. The exercise price for options granted to these employees must be at least 110% of the fair market value at the date of grant. The nonstatutory options are to be granted at an exercise price of at least 110% of the fair market value at the date of grant for all individuals who own more than 10% of the voting power of all classes of stock at the time of grant. Any other nonstatutory options granted must have exercise prices of no less than 85% of the fair market value at the date of grant.

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(14)  SUBSEQUENT EVENTS (CONTINUED)
     Adoption of 1996 Non-employee Director Stock Option Plan

     In March 1996, the Board of Directors approved a nonqualified plan for the issuance of stock options to non-employee directors under the Non-Employee Director Stock Option Plan (the "Non-Employee Directors' Plan"). Directors who are employees of the Company are not eligible to receive stock options under the Non-Employee Directors' Plan. Under the Non-Employee Directors' Plan, 109,000 shares of common stock are reserved for issuance at an exercise price equal to fair market value on the date of grant. Such options vest 20% per year commencing one year from the date of grant.

     Initial Public Offering

     In March 1996, the Board of Directors authorized the filing of a registration statement for the Offering with the Securities and Exchange Commission for the sale of 2,150,000 shares of common stock. If the Offering is consummated under terms presently anticipated, all shares of Series A, Series B and Series C mandatorily redeemable convertible preferred stock outstanding as of the closing date of the offering will be automatically converted into shares of common stock on a one-for-two basis, and no dividends will be payable with respect to such preferred stock.


     On June 19, 1996, the Board of Directors authorized a reduction in the number of shares of common stock to be sold in the offering from 2,150,000 shares to 2,000,000 shares.


     Pro Forma Balance Sheet

     The unaudited pro forma balance sheet as of December 31, 1995 reflects the conversion of the existing 10,398,248 shares of mandatorily redeemable convertible preferred stock into 5,199,124 shares of common stock (effected for the one-for-two reverse common stock split), which conversion is contingent upon the closing of the Offering.

     Preferred Stock and Common Stock

     In March 1996, the Board of Directors authorized and, in April 1996 the stockholders approved, an amendment to the Restated Certificate of Incorporation. Upon consummation of the Offering, the Company will be authorized to issue up to 25,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value.

     Commitment

     In April 1996, the Company entered into a manufacturing agreement for the manufacture of Periostat. Under the terms of this agreement, the Company is obligated to annual minimum purchase commitments with such vendor for three years following the date of initial product launch, as defined.


     Mandatorily Redeemable Convertible Preferred Stock



     On June 19, 1996, more than 60% of the holders of Series A, Series B and Series C mandatorily redeemable convertible preferred stock approved an amendment to the respective Series A, B and C agreements to reduce the price per share upon which the mandatory conversion of the preferred stock shall occur upon the closing of an initial public offering for the sale of the Company's common stock from not less than $12.00 to not less than $8.00 per share.

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            CONDENSED BALANCE SHEETS
                                 MARCH 31, 1996
                                  (UNAUDITED)

                                                                                 PRO FORMA
                                                                MARCH 31,        MARCH 31,
                                                                   1996             1996
                                                               ------------     ------------
ASSETS
Current assets:
  Cash and cash equivalents..................................  $  4,967,629     $  4,967,629
  Prepaid expenses...........................................            --               --
  Deferred offering costs....................................        56,662           56,662
                                                               ------------     ------------
          Total current assets...............................     5,024,291        5,024,291
Equipment, net...............................................        35,911           35,911
Other assets.................................................        17,238           17,238
                                                               ------------     ------------
          Total assets.......................................  $  5,077,440     $  5,077,440
                                                               =============    =============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...........................................  $    382,437     $    382,437
  Accrued expenses...........................................       620,000          620,000
                                                               ------------     ------------
          Total current liabilities..........................     1,002,437        1,002,437
                                                               ------------     ------------
Mandatorily redeemable convertible preferred stock (at
  redemption value which includes accreted dividends of
  $2,260,343 in 1996); (converts into 5,199,124 pro forma
  common shares upon consummation of the offering
  contemplated herein):
  Series A convertible preferred stock, $0.01 par value;
     3,500,000 shares authorized, 3,133,000 shares issued and
     outstanding.............................................     4,240,306               --
  Series B convertible preferred stock, $0.01 par value;
     2,000,000 shares authorized, 1,946,268 shares issued and
     outstanding.............................................     3,989,252               --
  Series C convertible preferred stock, $0.01 par value;
     5,350,000 shares authorized, 5,318,980 shares issued and
     outstanding.............................................    11,061,745               --
                                                               ------------     ------------
                                                                 19,291,303               --
Common stockholders' equity (deficit):
  Common stock, $0.01 par value; 6,725,000 shares authorized,
     315,159 shares issued and outstanding in 1996 (5,514,283
     pro forma shares upon conversion).......................         3,152           55,143
  Additional paid-in capital (deficit).......................    (1,765,827)      17,473,485
  Deferred compensation......................................      (300,020)        (300,020)
  Deficit accumulated during the development stage...........   (13,153,605)     (13,153,605)
                                                               ------------     ------------
          Common stockholders' equity (deficit)..............   (15,216,300)       4,075,003
                                                               ------------     ------------
Commitments
          Total liabilities and stockholders' equity
            (deficit)........................................  $  5,077,440     $  5,077,440
                                                               =============    =============

      See accompanying notes to unaudited condensed financial statements.

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       CONDENSED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
              AND FOR THE PERIOD FROM JANUARY 10, 1992 (INCEPTION)
                               TO MARCH 31, 1996
                                  (UNAUDITED)


                                                                                 FOR THE PERIOD
                                                                                      FROM
                                                                                  JANUARY 10,
                                                     THREE MONTHS ENDED               1992
                                                          MARCH 31,              (INCEPTION) TO
                                                 ---------------------------       MARCH 31,
                                                    1995            1996              1996
                                                 -----------     -----------     --------------
Revenues.......................................  $        --     $        --      $          --
                                                    --------        --------           --------
Operating expenses incurred in the development
  stage:
  Research and development.....................    1,089,674         975,742          9,583,437
  General and administrative...................      242,104         418,233          3,704,906
                                                    --------        --------           --------
          Total operating expenses.............    1,331,778       1,393,975         13,288,343
Other income (expense):
  Interest income..............................        9,155          60,857            278,846
  Interest expense.............................      (20,274)             --           (144,108)
                                                    --------        --------           --------
                                                     (11,119)         60,857            134,738
                                                    --------        --------           --------
Net loss.......................................  $(1,342,897)    $(1,333,118)     $ (13,153,605)
                                                    ========        ========           ========
  Accretion of undeclared dividends
     attributable to mandatorily redeemable
     convertible preferred stock...............  $   143,843     $   383,197      $   2,260,343
                                                    ========        ========           ========
Net loss allocable to common stockholders......  $(1,486,740)    $(1,716,315)     $ (15,413,948)
                                                    ========        ========           ========
Pro forma net loss per share...................                  $     (0.24)
                                                                    ========
Shares used in computing pro forma net loss per
  share........................................                    5,545,896
                                                                    ========


      See accompanying notes to unaudited condensed financial statements.

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
     FOR THE PERIOD FROM JANUARY 10, 1992 (INCEPTION) TO DECEMBER 31, 1992,
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995,
                 AND FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

                                           COMMON STOCK
                                        ------------------   ADDITIONAL                   DEFICIT ACCUMULATED         COMMON
                                        NUMBER OF    PAR       PAID-IN       DEFERRED          DURING THE         STOCKHOLDERS'
                                         SHARES     VALUE      CAPITAL     COMPENSATION    DEVELOPMENT STAGE     EQUITY (DEFICIT)
                                        ---------   ------   -----------   ------------   --------------------   ----------------
  Issuance of common stock in exchange
    for technology license in January
    1992, at inception................   $54,552    $  546   $    10,364    $  --             $  --                $     10,910
  Issuance of common stock in exchange
    for consulting services...........     7,500        75        14,925       --                --                      15,000
  Issuance of common stock in exchange
    for technology license in November
    1992..............................    24,396       244         4,635       --                --                       4,879
  Accretion of undeclared dividends on
    mandatorily redeemable convertible
    preferred stock...................     --         --        (190,903)      --                --                    (190,903)
  Net loss............................     --         --         --            --               (1,415,703)          (1,415,703)
                                          ------    --------   ---------   ------------       ------------         ------------
Balance, December 31, 1992............    86,448       865      (160,979)      --               (1,415,703)          (1,575,817)
  Accretion of undeclared dividends on
    mandatorily redeemable convertible
    preferred stock...................     --         --        (351,072)      --                --                    (351,072)
  Net loss............................        --      --         --            --               (2,482,757)          (2,482,757)
                                          ------    --------   ---------   ------------       ------------         ------------
Balance, December 31, 1993............    86,448       865      (512,051)      --               (3,898,460)          (4,409,646)
  Exercise of common stock options in
    September through November 1994
    ($0.20-$0.335 per share)..........    75,969       760        14,771       --                --                      15,531
  Issuance of common shares to an
    executive officer at $0.335 per
    share in November 1994............   125,000     1,250        40,625       --                --                      41,875
  Accretion of undeclared dividends on
    mandatorily redeemable convertible
    preferred stock...................     --         --        (575,370)      --                --                    (575,370)
  Net loss............................        --      --         --            --               (2,653,465)          (2,653,465)
                                          ------    --------   ---------   ------------       ------------         ------------
Balance, December 31, 1994............   287,417     2,875    (1,032,025)      --               (6,551,925)          (7,581,075)
  Exercise of common stock options in
    February through April 1995 ($0.20
    per share)........................    20,242       202         3,846       --                --                       4,048
  Deferred compensation resulting
    from:
    Grant of options..................        --      --          43,250       (43,250)          --                    --
    Amortization of deferred
      compensation....................     --         --         --             23,067           --                      23,067
  Exercise of common stock options in
    November 1995 ($0.335 per
    share)............................     5,000        50         1,625       --                --                       1,675
  Accretion of undeclared dividends on
    mandatorily redeemable convertible
    preferred stock...................     --         --        (759,801)      --                --                    (759,801)
  Net loss............................        --      --         --            --               (5,268,562)          (5,268,562)
                                          ------    --------   ---------   ------------       ------------         ------------
Balance, December 31, 1995............   312,659     3,127    (1,743,105)      (20,183)        (11,820,487)         (13,580,648)
  Deferred compensation resulting
    from:
    Grant of options (unaudited)......     --         --         360,000      (360,000)          --                    --
    Amortization of deferred
      compensation (unaudited)........     --         --         --             80,163           --                      80,163
  Exercise of common stock options in
    March 1996 ($0.20 per share)
    (unaudited).......................     2,500        25           475       --                --                         500
  Accretion of undeclared dividends on
    mandatorily redeemable convertible
    preferred stock (unaudited).......     --         --        (383,197)      --                --                    (383,197)
  Net loss (unaudited)................     --         --         --            --               (1,333,118)          (1,333,118)
                                          ------    --------   ---------   ------------       ------------         ------------
Balance, March 31, 1996 (unaudited)...   315,159    $3,152   $(1,765,827)   $ (300,020)       $(13,153,605)        $(15,216,300)
                                          ======    ========   =========   ============       ============         ============

      See accompanying notes to unaudited condensed financial statements.

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       CONDENSED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
              AND FOR THE PERIOD FROM JANUARY 10, 1992 (INCEPTION)
                               TO MARCH 31, 1996
                                  (UNAUDITED)

                                                                                           FOR THE
                                                                                         PERIOD FROM
                                                               THREE MONTHS ENDED        JANUARY 10,
                                                                   MARCH 31,                 1992
                                                           --------------------------    (INCEPTION)
                                                                                         TO MARCH 31,
                                                              1995           1996            1996
                                                           -----------    -----------    ------------
Cash flows from operating activities:
  Net loss allocable to common stockholders.............   $(1,486,740)   $(1,716,315)   $(15,413,948)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Accretion of undeclared dividends attributable to
       mandatorily redeemable convertible preferred
       stock............................................       143,843        383,197       2,260,343
    Non-cash research and development expense...........            --             --         513,789
    Compensation expense................................            --         80,163         103,230
    Non-cash consulting expense.........................            --             --          15,000
    Accrued interest converted to preferred stock.......            --             --         121,187
    Depreciation and amortization expense...............           166            983           7,696
    Change in assets and liabilities:
       (Increase) decrease in prepaid expenses..........       (22,215)         7,282              --
       Increase in deferred offering costs..............       --             (56,662)        (56,662)
       Increase in other assets.........................            --         (6,047)        (16,436)
       Increase (decrease) in accounts payable..........      (144,219)       364,765         382,437
       Increase in accrued expenses.....................        64,011        125,145         620,000
                                                              --------     ----------     -----------
    Net cash used in operating activities...............    (1,445,154)      (817,489)    (11,463,364)
                                                              --------     ----------     -----------
Cash flows from investing activities:
  Organizational costs..................................            --             --          (5,000)
  Capital expenditures..................................        (3,196)       (21,817)        (39,409)
                                                              --------     ----------     -----------
    Net cash used in investing activities...............        (3,196)       (21,817)        (44,409)
                                                              --------     ----------     -----------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock.............            --             --      13,508,273
  Proceeds from issuance of common stock................           500            500          63,629
  Proceeds from issuance of promissory notes............     2,000,000             --       3,028,500
  Repayment of promissory note..........................            --             --        (125,000)
                                                              --------     ----------     -----------
    Net cash provided by financing activities...........     2,000,500            500      16,475,402
                                                              --------     ----------     -----------
Net increase (decrease) in cash and cash equivalents....       552,150       (838,806)      4,967,629
Cash and cash equivalents at beginning of period........       617,384      5,806,435              --
                                                              --------     ----------     -----------
Cash and cash equivalents at end of period..............   $ 1,169,534    $ 4,967,629    $  4,967,629
                                                              ========     ==========     ===========
Supplemental disclosure of cash flows information --
  cash paid for interest................................            --             --    $     22,921
                                                              ========     ==========     ===========
Supplemental schedule of non-cash financing activities:
  Conversion of promissory notes plus accrued
    interest to preferred stock.........................   $   --         $   --         $  2,903,500
                                                              ========     ==========     ===========
  Deferred compensation.................................   $   --         $   360,000    $    403,250
                                                              ========     ==========     ===========

      See accompanying notes to unaudited condensed financial statements.

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                            MARCH 31, 1995 AND 1996
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The unaudited condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and in accordance with generally accepted accounting principles. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These unaudited financial statements should be read in conjunction with the 1995 financial statements and notes thereto.

     In the opinion of the Company's management, the accompanying unaudited condensed financial statements have been prepared on a basis substantially consistent with the audited financial statements and contain adjustments, all of which are of a normal recurring nature, necessary to present fairly its financial position as of March 31, 1996 and its results of operations and cash flows for the three months ended March 31, 1995 and 1996 and for the period January 10, 1992 (inception) to March 31, 1996. Interim reports are not necessarily indicative of results for the full fiscal year.

(2) DEFERRED OFFERING COSTS

     The deferred offering costs associated with the Offering will be recorded as a reduction of stockholders' equity (deficit) if the Offering is consummated. If the Offering is not consummated, the deferred offering costs will be charged to operations.

(3) APPROVAL OF INITIAL PUBLIC OFFERING/CONVERSION OF PREFERRED STOCK

     In March 1996, the Board of Directors authorized the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell approximately 2,150,000 shares (2,472,500 shares if the underwriters' over-allotment option is exercised in full) of its common stock at a price per share to be negotiated. If the Offering is consummated under the terms presently anticipated, all of the Series A, Series B and Series C mandatorily redeemable convertible preferred stock outstanding at March 31, 1996 will automatically convert on a one-for-two basis into 5,199,124 shares of common stock. The pro forma (unaudited) balance sheet as of March 31, 1996 reflects the conversion of the Series A, Series B and Series C mandatorily redeemable convertible preferred stock into shares of common stock, which conversion is contingent upon the closing of the Offering.


     On June 19, 1996, the Board of Directors authorized a reduction in the number of shares of common stock to be sold in the Offering from 2,150,000 shares to 2,000,000 shares (2,300,000 shares if the Underwriters' over-allotment option is exercised in full).


(4) AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

     In March 1996, the Board of Directors authorized and, in April 1996 the stockholders approved, an amendment to the Restated Certificate of Incorporation. Upon consummation of the Offering, the Company will be authorized to issue up to 25,000,000 shares of common stock $0.01 par value, and 5,000,000 shares of preferred stock $0.01 par value.

                        COLLAGENEX PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

(5) COMMON STOCK OPTIONS

     A newly hired executive officer of the Company was granted an option to acquire 60,000 shares of common stock at $2.00 per share in March 1996. Such option vested 20% upon date of grant with the remainder vesting ratably on an annual basis over the ensuing four years. The difference between the estimated fair value of $8.00 per share (as determined by the Board of Directors) and the exercise price at the grant date has been recorded as deferred compensation ($360,000) in the first quarter of 1996 and is being amortized over the aforementioned vesting period.

(6) COMMITMENT

     In April 1996, the Company entered into a manufacturing agreement for the manufacture of Periostat. Under the terms of this agreement, the Company is obligated to annual minimum purchase commitments with such vendor for three years following the date of initial product launch, as defined.


(7) MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK



     On June 19, 1996, more than 60% of the holders of Series A, Series B and Series C mandatorily redeemable convertible preferred stock approved an amendment to the respective Series A, B and C agreements to reduce the price per share upon which the mandatory conversion of the preferred stock shall occur upon the closing of an initial public offering for the sale of the Company's common stock from not less than $12.00 to not less than $8.00 per share.

- ------------------------------------------------------
- ------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    5
Use of Proceeds.......................   14
Dividend Policy.......................   14
Capitalization........................   15
Dilution..............................   16
Selected Financial Data...............   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Business..............................   21
Management............................   34
Certain Transactions..................   41
Principal Stockholders................   42
Description of Capital Stock..........   44
Shares Eligible for Future Sale.......   47
Underwriting..........................   48
Legal Matters.........................   49
Experts...............................   49
Additional Information................   49
Index to Financial Statements.........  F-1


                               ------------------

     UNTIL                , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------


                                2,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                              -------------------
                                   PROSPECTUS
                              -------------------

                               ALEX. BROWN & SONS
                INCORPORATED

                             VOLPE, WELTY & COMPANY

                                         , 1996
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemized estimate of fees and expenses payable by the registrant in connection with the offering described in this registration statement, other than underwriting discounts and commissions:

    SEC registration fee..................................................  $ 12,788.79
    NASD filing fee.......................................................     4,209.00
    Nasdaq/NNM listing fee................................................    36,660.71
    Counsel fees and expenses.............................................   160,000.00
    Accounting fees and expenses..........................................   130,000.00
    Blue sky fees and expenses............................................    15,000.00
    Printing expenses.....................................................   125,000.00
    Transfer agent and registrar fees.....................................     3,500.00
    Miscellaneous.........................................................    12,841.50
                                                                            -----------
      Total...............................................................  $500,000.00
                                                                            ===========



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Article IX of the registrant's By-laws specifies that the registrant shall indemnify its directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of the Corporation or was or is serving at the request of the Corporation as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between the registrant and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of the Company is required to adopt, amend or repeal such provision of the By-laws.

     The registrant has executed indemnification agreements with each of its officers and directors pursuant to which the registrant has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of the Company.

     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This Section does not, however, limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This Section also will have no effect on claims arising under the federal securities laws. The registrant's Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of the Company is required to amend such provisions.

     The registrant intends to obtain liability insurance for the benefit of its directors and officers which will provide coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the registrant (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

     At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any director or officer.

     Reference is made to Section 8 of the Underwriting Agreement, the proposed form of which is filed as Exhibit One, in which the underwriters agree to indemnify the directors and officers of the registrant and certain other persons, against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Act").

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to all securities of the registrant sold by the registrant within the past three years which were not registered under the Act:

          1. On each of September 24, 1993 and November 22, 1993 the registrant issued 1,498,507 and 447,761 shares of Series B Preferred Stock, respectively, to six venture capital and investment funds for an aggregate purchase price of $2,510,000 and $750,000, respectively.

          2. On November 23, 1994, the registrant issued to an executive officer of the Company 125,000 shares of Common Stock (on a post-reverse stock split recapitalization basis) for an aggregate purchase price of $41,875.

          3. On each of September 29, 1995 and November 13, 1995, the registrant issued 3,068,980 and 2,250,000 shares of Series C Preferred Stock, respectively, to "accredited investors" (as that term is defined in Rule 501 adopted under the Act) for an aggregate purchase price of $6,137,960 and $4,500,000, respectively.

          4. The registrant from time to time has granted stock options to employees, directors and consultants. The following table sets forth certain information (on a post-reverse stock split recapitalization basis) regarding such grants:

                                                                   NO. OF SHARES     RANGE OF EXERCISE PRICES
                                                                   -------------     ------------------------
             1993................................................      36,836                 $0.20
             1994................................................      56,750              0.20 - 0.335
             1995................................................     178,000              0.335 - 1.20
             1996 (through March 31).............................      60,000                  2.00

          5. The registrant from time to time has issued stock to employees, directors and consultants pursuant to the exercise of stock options. The following table sets forth certain information (on a post-reverse stock split recapitalization basis) regarding such issuances:

                                                                  NO. OF SHARES     RANGE OF EXERCISE PRICES
                                                                  -------------     ------------------------
             1993...............................................           0                  N/A
             1994...............................................      75,969                 $0.20
             1995...............................................      25,242                  0.20
             1996 (through March 31)............................       2,500                  0.20

     No underwriter was employed by the registrant in connection with the issuance and sale of the securities described above. The registrant claims that the issuance and sale of all of the foregoing securities were exempt from registration under either (i) Section 4(2) of the Act as transactions not involving any public offering, or (ii) Rule 701 under the Act as transactions made pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, and with respect to the securities described in paragraph 3 above, Rule 506 adopted under the Act, no public offering having been involved and securities having been acquired for investment and not with a view to distribution. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access to information about the registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS.

     (a) Exhibits


EXHIBIT NO.                               DESCRIPTION OF EXHIBIT
- -----------   -------------------------------------------------------------------------------
 +1           Form of Underwriting Agreement.
 +3.1         Amended and Restated Certificate of Incorporation.
 +3.2         Amended and Restated Bylaws.
 +4.1         Registration Rights Agreement dated September 29, 1995 by and among the Company and certain investors, as supplemented.
 +4.2         Letter dated December 16, 1993 re: certain rights of the Company with respect to certain securities of the Company owned by Brian M. Gallagher, Ph.D.
  4.3         Fourth Investment Agreement as of September 29, 1995 by and among the Company and certain Investors.
 +5           Opinion of Buchanan Ingersoll as to validity of Common Stock.
+10.1(**)     Assignment of, Amendment to and Restatement of Agreement, with all exhibits, as amended, and schedules, dated January 13, 1992 by and among the Company,
              Johnson & Johnson Consumer Products, Inc. and Research Foundation of State
              University of New York.
+10.2(**)     Supply Agreement dated January 23, 1995 between the Company and Hovione
              International Limited.
+10.3(**)     Manufacturing Agreement as of April 12, 1996 by and between the Company and
              Applied Analytical Industries, Inc.
+10.4         Form of Non-Disclosure Agreement executed by all Employees as employed from time to time.
+10.5         Form of Non-Competition Agreement executed by each of Brian M. Gallagher,
              Ph.D., Nancy C. Broadbent and Robert A. Ashley.
+10.6         Form of Mutual Non-Disclosure Agreement executed by certain consultants and research collaborators as retained from time to time.
+10.7         Form of Indemnification Agreement executed by each of the Company's directors and officers.
+10.8         Forms of Consulting Agreement executed by each of Lorne M. Golub and Thomas F.
              McNamara.
+10.9         Form of Material Transfer Agreement between the Company and Researchers.
+10.10        Lease Agreement dated September 5, 1995 between the Company and Stocking Works
              Associates.
+10.11        Master Consulting Agreement dated September 19, 1994 between the Company and
              Quintiles, Inc.
+10.12        1992 Stock Option Plan of the Company, as amended to date.
+10.13        1996 Stock Plan of the Company.
+10.14        1996 Non-Employee Director Stock Option Plan of the Company.
 11           Statement re computation of per share earnings.
+16           Letter re: Change in Certifying Accountants.
 23.1         Consent of KPMG Peat Marwick LLP.
+23.2         Consent of Buchanan Ingersoll (contained in the opinion filed as Exhibit 5 to the Registration Statement).
 23.3         Consent of Hoffmann & Baron.
+24           Powers of Attorney of certain officers and directors of the Company (contained on the signature page of this Registration Statement).
 27.1         Financial Data Schedule (Year).
 27.2         Financial Data Schedule (3 Months).


- ---------------
** Confidential treatment has been requested for a portion of this Exhibit.

 + Previously filed.

     (b) Financial Statement Schedules

         None

     All financial statement schedules are omitted because the information is not required, or is otherwise included in the consolidated financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that:

          (1) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (2) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) For the purpose of determining any liability under the Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) To provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Newtown, Commonwealth of Pennsylvania, on June 19, 1996.


                                          CollaGenex Pharmaceuticals, Inc.

                                          By: /s/  BRIAN M. GALLAGHER

                                            ------------------------------------
                                            Brian M. Gallagher, Ph.D., President
                                              and
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                 TITLE                     DATE
- ---------------------------------------------  --------------------------------  --------------
                       *                       Chairman                          June 19, 1996
- ---------------------------------------------
        Helmer P.K. Agersborg, Ph.D.
       /s/  BRIAN M. GALLAGHER, PH.D.          President and Chief Executive     June 19, 1996
- ---------------------------------------------  Officer and Director (Principal
          Brian M. Gallagher, Ph.D.            Executive Officer)
           /s/  NANCY C. BROADBENT             Chief Financial Officer and       June 19, 1996
- ---------------------------------------------  Treasurer (Principal Financial
             Nancy C. Broadbent                and Accounting Officer)
                       *                       Director                          June 19, 1996
- ---------------------------------------------
              Robert J. Easton
                       *                       Director                          June 19, 1996
- ---------------------------------------------
              James E. Daverman
                       *                       Director                          June 19, 1996
- ---------------------------------------------
        Stephen W. Ritterbush, Ph.D.
                       *                       Director                          June 19, 1996
- ---------------------------------------------
             Pieter J. Schiller
                       *                       Director                          June 19, 1996
- ---------------------------------------------
          Terence E. Winters, Ph.D.


- ---------------
* By her signature set forth below the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Amendment to the Registration Statement on behalf of the persons indicated.

      By:      /s/  NANCY C. BROADBENT
- ---------------------------------------------
    Nancy C. Broadbent (Attorney-in-fact)

                                 EXHIBIT INDEX


 EXHIBIT                                                                         SEQUENTIAL
  NUMBER                                DESCRIPTION                              PAGE NUMBER
- ----------   ------------------------------------------------------------------  -----------
 +1          Form of Underwriting Agreement....................................
 +3.1        Amended and Restated Certificate of Incorporation.................
 +3.2        Amended and Restated Bylaws.......................................
 +4.1        Registration Rights Agreement dated September 29, 1995 by and among the Company and certain investors, as supplemented..........
 +4.2        Letter dated December 16, 1993 re: certain rights of the Company with respect to certain securities of the Company owned by Brian
             M. Gallagher, Ph.D................................................
  4.3        Fourth Investment Agreement as of September 29, 1995 by and among the Company and certain Investors.................................
 +5          Opinion of Buchanan Ingersoll as to validity of Common Stock......
+10.1(**)    Assignment of, Amendment to and Restatement of Agreement, with all exhibits, as amended, and schedules, dated January 13, 1992 by and among the Company, Johnson & Johnson Consumer Products, Inc. and
             Research Foundation of State University of New York...............
+10.2(**)    Supply Agreement dated January 23, 1995 between the Company and
             Hovione International Limited.....................................
+10.3(**)    Manufacturing Agreement as of April 12, 1996 by and between the
             Company and Applied Analytical Industries, Inc....................
+10.4        Form of Non-Disclosure Agreement executed by all Employees as employed from time to time........................................
+10.5        Form of Non-Competition Agreement executed by each of Brian M.
             Gallagher, Ph.D., Nancy C. Broadbent and Robert A. Ashley.........
+10.6        Form of Mutual Non-Disclosure Agreement executed by certain consultants and research collaborators as retained from time to time..............................................................
+10.7        Form of Indemnification Agreement executed by each of the
             Company's directors and officers..................................
+10.8        Forms of Consulting Agreement executed by each of Lorne M. Golub and Thomas F. McNamara............................................
+10.9        Form of Material Transfer Agreement between the Company and
             Researchers.......................................................
+10.10       Lease Agreement dated September 5, 1995 between the Company and
             Stocking Works Associates.........................................
+10.11       Master Consulting Agreement dated September 19, 1994 between the
             Company and Quintiles, Inc........................................
+10.12       1992 Stock Option Plan of the Company, as amended to date.........
+10.13       1996 Stock Plan of the Company....................................
+10.14       1996 Non-Employee Director Stock Option Plan of the Company.......
 11          Statement re computation of per share earnings....................
+16          Letter re: Change in Certifying Accountants.......................
 23.1        Consent of KPMG Peat Marwick LLP..................................
+23.2        Consent of Buchanan Ingersoll (contained in the opinion filed as
             Exhibit 5 to the Registration Statement)..........................
 23.3        Consent of Hoffmann & Baron.......................................
+24          Powers of Attorney of certain officers and directors of the
             Company (contained on the signature page of this Registration
             Statement)........................................................
 27.1        Financial Data Schedule (Year)....................................
 27.2        Financial Data Schedule (3 Months)................................


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** Confidential treatment has been requested for a portion of this Exhibit.

 + Previously filed.